Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 5, 2024

AMONG

FARADAY FUTURE INTELLIGENT ELECTRIC INC.,

as the Issuer

[      ],

as administrative agent and collateral agent,

and

THE PURCHASERS

FROM TIME TO TIME PARTY HERETO

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES
Annex A	-	Definitions
Annex B	-	Commitment Annex
Annex C	-	Closing Checklist
EXHIBITS
Exhibit A	-	Assignment Agreement
Exhibit B	-	Convertible Note
Exhibit C	-	Warrant
Exhibit D	-	Incremental Warrant
SCHEDULES
Schedule 3.1	-	Existence, Organizational Identification Numbers, Foreign Qualification, Prior Names
Schedule 3.4	-	Capitalization
Schedule 3.6	-	Litigation
Schedule 3.7	-	Ownership of Property
Schedule 3.9	-	Labor Matters
Schedule 3.13	-	Taxes
Schedule 3.14	-	ERISA
Schedule 3.17	-	Intellectual Property
Schedule 3.18	-	Real Estate
Schedule 3.19	-	Insurance
Schedule 3.20	-	Bank Accounts
Schedule 3.23	-	Outstanding Debt
Schedule 3.30	-	Listing and Maintenance Requirements
Schedule 13.6	-	Certain Related Transactions

ii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT dated as of September 5, 2024, is by and among, FARADAY FUTURE INTELLIGENT ELECTRIC INC. (the “Issuer” or the “Company”), the other Credit Parties from time to time party hereto, the financial institutions or other entities from time to time parties hereto, each as a “Purchaser” and collectively the “Purchasers”, and [ ], a [•] (“[•]”),, as administrative agent and collateral agent (in such capacity, the “Agent”).

RECITALS:

WHEREAS, the Issuer wishes to sell to the Purchasers, and the Purchasers have agreed to purchase from the Issuer, secured convertible promissory notes issued by the Issuer to the Purchasers in an aggregate principal amount as indicated on the Commitment Annex (each a “Note” and collectively, the “Notes”) the Warrants and the Incremental Warrants, upon and subject to the terms and conditions set forth in this Agreement;

WHEREAS, each of the Issuer’s Subsidiaries (other than Excluded Subsidiaries) is willing to guaranty all of the Obligations;

WHEREAS, each of the Issuer and each Subsidiary Grantor are willing to secure all of the Obligations by granting to the Agent, for the benefit of the Secured Parties, a perfected Lien upon substantially all of its personal property; and

WHEREAS, the guaranties made to the Agent and the Purchasers and the liens granted to the Agent, for the benefit of the Secured Parties, are each a condition and inducement to the Agent and the Purchasers to enter into the transactions contemplated hereunder and under the other Financing Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Credit Parties, the Purchasers, and the Agent agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Certain Defined Terms.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms on Annex A to this Agreement or in the Notes, as applicable.

Section 1.2 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”

Section 1.3 Other Definitional Provisions and References.

References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence for each performance obligation of each Credit Party under this Agreement and each Financing Document. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. Unless otherwise expressly provided herein or in any other Financing Document, references to agreements and other contractual instruments, including this Agreement and the other Financing Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Financing Document. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

ARTICLE 2
PURCHASE AND SALE

Section 2.1 Notes; Repayment of Notes.

(a) Commitment, Purchase, Sale and Issuance of the Notes, Warrants and Incremental Warrants.

(i) Effective as of the Initial Closing Date, each Purchaser hereby commits to acquire from the Issuer (A) the principal amount of Notes in an amount equal to the Initial Note Commitment Amount set forth opposite such Purchaser’s name on the Commitment Annex, (B) a Warrant to purchase a number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) equal to the quotient of such Initial Note Commitment Amount divided by the initial Conversion Price thereof and (C) an Incremental Warrant to purchase an Incremental Note in a principal amount equal to the Initial Note Commitment Amount set forth opposite such Purchaser’s name on the Commitment Annex of with respect to the Initial Notes, subject only to the conditions set forth in Section 7.1 and Section 7.2.

(i) (ii) Effective as of the Initial Closing Date, each Purchaser hereby commits to acquire from the Issuer (A) the principal amount of Notes in an amount equal to the Subsequent Note Commitment Amount set forth opposite such Purchaser’s name on the Commitment Annex, (B) a Warrant to purchase a number of shares of Common Stock equal to the quotient of such Subsequent Note Commitment Amount divided by the initial Conversion Price thereof and (C) an Incremental Warrant to purchase an Incremental Note in a principal amount equal to the Subsequent Note Commitment Amount set forth opposite such Purchaser’s name on the Commitment Annex of with respect to the Subsequent Notes, subject only to the conditions set forth in Section 7.3.

(iii) Within two (2) Trading Days of the exercise of any Incremental Warrant, the Issuer shall issue to the exercising Purchaser, and such Purchaser shall acquire from the Issuer, and hereby commits to acquire, secured convertible promissory notes issued by the Issuer to such Purchaser in the principal amount set forth in the Notice of Exercise of such Purchaser’s Incremental Warrant (each an “Incremental Note” and collectively, the “Incremental Notes”).

(b) Closing.

(i) The purchase and issuance of the Initial Notes and corresponding Warrants and Incremental Warrants shall take place upon the satisfaction of all the conditions set forth in Section 7.1 and Section 7.2 hereof (the “Initial Closing”); provided however, if such conditions are not satisfied on or prior to September 30, 2024, such commitment to purchase and issue such Initial Notes, Warrants and Incremental Warrants and all other commitments under this Agreement to purchase any Initial Notes and associated Warrants and Incremental Warrants shall automatically terminate. At the Initial Closing, each applicable Purchaser shall purchase the Initial Notes and associated Warrants and Incremental Warrants in accordance with its Initial Note Commitment Percentage and disburse the net proceeds from the purchase of the Initial Notes pursuant to the Flow of Funds delivered by the Issuer.

(ii) The purchase and issuance of the Subsequent Notes and associated Warrants and Incremental Warrants shall take place on the twentieth (20th) Business Day following the Initial Closing, but in no event later than September 30, 2024 (the “Subsequent Closing Date”), so long as all the conditions set forth in Section 7.3 hereof have been satisfied (the “Subsequent Closing”); provided however, if such conditions are not satisfied on such twentieth (20th) Business Day, such commitment to purchase and issue such Subsequent Notes and all other commitments under this Agreement to purchase any Notes and associated Warrants and Incremental Warrants shall automatically terminate. At the Subsequent Closing, each applicable Purchaser shall purchase the Subsequent Notes and associated Warrants and Incremental Warrants in accordance with the amounts set forth opposite such Purchaser’s name on under the column “Subsequent Closing Principal Amount” on the Commitment Annex and disburse the net proceeds from the purchase of the Subsequent Notes pursuant to the Flow of Funds delivered by the Issuer.

(iii) On the date of issuance of the Incremental Notes and associated Warrants pursuant to the terms hereof and thereof, each applicable Purchaser shall deposit the net proceeds thereof to the Issuer in accordance with the Flow of Funds delivered by the Issuer to such Purchaser or pursuant to other arrangements as shall have been agreed between such Purchaser and the Issuer and, in each case, the Issuer shall deliver the Incremental Notes to the applicable Purchasers upon receipt of the applicable funds.

(iv) Each Credit Party acknowledges and agrees that (i) no notices or documentation that constitute material non-public information shall be sent to the Agent following any Closing until the following Closing (other than, for the avoidance of doubt, any notices or information relating to such following Closing, which shall be sent either after the market closes or on a day other than a Business Day), and (ii) if any notices or documents sent by any Credit Party to the Agent contain any material non-public information, such notices or documents must be sent either after the market closes or on a day other than a Business Day and the Issuer shall file an 8-K immediately following the day such information was delivered before the market opens (unless the Agent has agreed to accept such information); provided that, any notice or other documentation withheld and not disclosed to the Agent or the Purchasers as a result of this paragraph shall not result in a violation of any other provision of the Financing Documents that may require the disclosure of such notice or documentation; provided further that, such notice or other documentation shall be disclosed to Agent on the applicable Closing in accordance with such other provision.

(c) Commitments.

(i) Each Purchaser’s obligation to purchase the Notes shall be limited to such Purchaser’s applicable Note Commitment Percentage, and no Purchaser shall have any obligation to fund any portion of the Notes required to be funded by any other Purchaser, but not so funded. The Issuer shall not have any right to reborrow any portion of the Notes which are repaid or prepaid from time to time.

(ii) No Purchaser shall have any other obligation to fund any additional Incremental Notes and the purchase of any such additional Incremental Notes shall be at the sole and absolute discretion of each Purchaser. The Issuer shall not have any right to reborrow any portion of the Incremental Notes which is repaid or prepaid from time to time.

(iii) Notwithstanding anything to the contrary contained herein, if the conditions set forth in (a) Section 7.2 are not satisfied on or before September 30, 2024 or (b) Section 7.3 are not satisfied on the Subsequent Closing Date, all commitments and obligations to purchase and issue any remaining Notes shall terminate.

(d) [Reserved]

(e) [Reserved].

Section 2.2 [Reserved].

Section 2.3 [Reserved].

Section 2.4 [Reserved].

Section 2.5 Notes. The portion of the Notes purchased by each Purchaser at the Initial Closing and at the Subsequent Closing shall be evidenced by a secured convertible promissory note, substantially in the form of Exhibit B hereto executed by the Issuer in an original principal amount equal to such Purchaser’s applicable share of the Notes.

Section 2.6 [Reserved].

Section 2.7 Certain Tax Matters.

The Credit Parties and the Purchasers agree that, for purposes of Treasury Regulations Section 1.1273-2(h), the Purchased Securities, the Warrants and the Incremental Warrants constitute an “investment unit” for purposes of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended. The Agent shall within 45 days following the applicable Closing, for purposes of Treasury Regulations Section 1.1273-2(h), propose to the Issuer an allocation of the aggregate fair market value of the Warrants and the Incremental Warrants issued at such Closing (the “Valuation”). If the Issuer does not notify the Agent of any dispute or disagreement regarding the proposed Valuation within twenty (20) days of receipt, then the Valuation shall become final. If the Issuer notifies the Agent of any such dispute or disagreement within twenty (20) days of receipt, then the Issuer and the Agent shall endeavor in good faith to resolve such dispute with twenty (20) days after the Issuer so notifies the Agent. If the Issuer and the Agent are unable to resolve the dispute, then such dispute shall be submitted to an independent, nationally recognized valuation or financial advisory firm (mutually agreed to by the Issuer and the Agent) for final resolution, with the costs of such valuation or financial advisory firm to be paid one-half by the Issuer and one-half by the Agent. Neither the Credit Parties nor the Purchasers will take any position for United States federal income Tax purposes that is inconsistent with the provisions of this Section 2.7 unless otherwise required by the IRS or another Governmental Authority following an audit or examination.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Purchasers to enter into this Agreement and to purchase the Purchased Securities and other transactions contemplated thereby, the Credit Parties hereby represent and warrant to the Agent and each Purchaser that the following are, and after giving effect to the consummation of the transactions contemplated by the Financing Documents will be, true, correct and complete as of the Closing Date, the Initial Closing and the Subsequent Closing:

Section 3.1 Existence and Power.

Each Credit Party and each Domestic Subsidiary (a) is an entity duly organized, validly existing and in good standing (to the extent applicable in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, organization, or formation (except, solely in the case of any Subsidiary that is not a Credit Party, where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect) which, with respect to each Credit Party in existence as of the Closing Date, is specified on Schedule 3.1, has the same legal name as it appears in such Person’s Organizational Documents and an organizational identification number (if any), in each case as of the Closing Date as specified on Schedule 3.1, and (b) has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”), except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party and each Domestic Subsidiary is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1 or in the SEC Reports, no Credit Party has had, over the five (5) year period preceding the Closing Date, any name other than its current name or was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization. As of the Closing Date, except for the Subsidiaries set forth on Schedule 3.1 or in the SEC Reports, no Subsidiary exists.

Section 3.2 Organizational Authority and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party are (a) within its corporate, limited liability company, general partnership or limited, partnership powers, as applicable, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) except for actions required to perfect Liens granted to the Agent under the Financing Documents, require no further approval, consent, exemption, authorization or other action by or in respect of, or filing with, or notice to, any Governmental Authority with respect to any shares of Common Stock except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given, or made in full force and effect pursuant to the Security Documents) and (ii) those approvals, consents exemptions, authorization, actions, notices and filings, the failure of which to obtain or make has not resulted in, or could not reasonably be expected, individually or in the aggregate to result in a Material Adverse Effect and (d) do not violate, conflict with or cause a breach or a default under or a right of termination under (i) any of the Organizational Documents of any Credit Party or (ii) any applicable Law or any contract, agreement, lease or other instrument binding upon it or its properties, except for such violations, conflicts, breaches or defaults or rights of termination as could not, with respect to this clause (d)(ii), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect.

Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Person, enforceable against such Person in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Capitalization.

The authorized Capital Stock of each of the Credit Parties (other than the Issuer) and each Domestic Subsidiary as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding Capital Stock of each such Person is duly authorized and validly issued, fully paid, non-assessable (to the extent that such concepts apply to such Capital Stock), free and clear of all Liens other than Permitted Liens and those in favor of the Agent for the benefit of the Secured Parties and such Capital Stock was issued in compliance with all applicable Laws. The identity of the holders of the Capital Stock of each of the Credit Parties (other than the Issuer) and each Domestic Subsidiary and the percentage of the fully diluted ownership of the Capital Stock of each such Person as of the Closing Date is set forth on Schedule 3.4. Except as set forth on Schedule 3.4 or in the SEC Reports, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party (other than the Issuer) or any Domestic Subsidiary of any Capital Stock of any such Person.

Section 3.5 Financial Information.

(a) Annual Financial Statements. The historical annual financials of the Issuer and its Subsidiaries as of December 31, 2023, copies of which have been delivered to each Purchaser, (i) were prepared substantially in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of such Persons as of such date and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of such Persons as of such date, including liabilities for taxes, material commitments and Debt.

(b) Unaudited Interim Financial Statements. The historical interim financials of the Issuer and its Subsidiaries as of June 30, 2024, copies of which have been delivered to each Purchaser (provided, that filing of such historical interim financials with the Commission shall constitute delivery to the Purchasers), (i) were prepared substantially in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of such Persons as of such date and their results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and adjustments for purchase accounting.

Any such historical financials that the Issuer filed with the Commission via EDGAR shall be deemed to have been delivered to the Purchasers.

Section 3.6 Litigation.

Except as set forth on Schedule 3.6 or in the SEC Reports, there is no Litigation involving monetary damages in excess of $2,500,000 in the aggregate pending against, or, to the knowledge of any Credit Party or any Domestic Subsidiary, threatened in writing against any Credit Party or any of their respective properties.

Section 3.7 Ownership of Property.

Except as set forth on Schedule 3.7 or in the SEC Reports, each Credit Party and each Domestic Subsidiary is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, license to or right to use, all properties and other assets (except for Intellectual Property Rights, which is covered in Section 3.17, and real property, which is covered in Schedule 3.18) reported (by any Credit Party) to be owned or leased (as the case may be) by such Person, except (i) for any such properties which are immaterial to the operations of such Credit Party’s or such Domestic Subsidiary’s respective business or (ii) as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof. No property of any Credit Party is subject to any Liens other than Permitted Liens.

Section 3.8 No Default.

No Event of Default (as defined in the Notes) has occurred and is continuing.

Section 3.9 Labor Matters.

There are no strikes or other labor disputes pending or threatened against any Credit Party or any Domestic Subsidiary, which could reasonably be expected to have a Material Adverse Effect. Since January 1, 2021, hours worked and payments made to the employees of the Credit Parties and their Domestic Subsidiaries have not been in violation, in any material respect, of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties and their Domestic Subsidiaries, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be, except as could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all pending strikes and material labor disputes related to any collective bargaining agreements to which any Credit Party or any Domestic Subsidiary is a party are set forth on Schedule 3.9 or in the SEC Reports. All material payments due from any Credit Party on account of (a) workers’ compensation, employee health plans, social security and welfare insurance and employee income tax source deductions and vacation pay; and (b) the equivalent plans of those specified in subsection (a) in each foreign (non-U.S.) jurisdiction where any Credit Party carries on business, in each case, have been paid in full to date or accrued as a liability on the books of such Credit Party. No Credit Party has any obligation under any collective bargaining agreement which would be reasonably expected to result in a Material Adverse Effect. There is no material organizing activity involving any Credit Party by any labor union or group of employees which would be expected to result in a Material Adverse Effect.

Section 3.10 Investment Company.

No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940. No Credit Party, is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Debt, or which may render its obligations under the Financing Documents unenforceable.

Section 3.11 Margin Regulations.

None of the proceeds from the Notes have been or will be used by the Credit Parties or any of their respective Subsidiaries for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Notes to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Laws Generally. Each Credit Party and each Subsidiary is in compliance with the requirements of all applicable Laws, except to the extent such noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Anti-Terrorism Laws. No Credit Party and no Domestic Subsidiary, and, and, to the knowledge of each Credit Party, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, or (ii) is a Blocked Person, or is controlled by a Blocked Person. No Credit Party and no Domestic Subsidiary, and, to the knowledge of each Credit Party, none of their Affiliates, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. No part of the proceeds of any Notes will be used directly or, to the knowledge of each Credit Party, indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable Law dealing with such matters.

Section 3.13 Taxes.

Except as set forth on Schedule 3.13 or in the SEC Reports, all federal, state and foreign tax returns, reports and statements required to be filed by or on behalf of any Credit Party or any Domestic Subsidiary have been timely filed with the appropriate Governmental Authorities in each jurisdiction in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all taxes (including sales, employment and real property taxes) and other charges shown to be due and payable in respect thereof or otherwise due from any Credit Party or any Domestic Subsidiary in any material amount have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.

Section 3.14 Compliance with ERISA; Foreign Benefit Plans.

(a) ERISA Plans. Schedule 3.14 lists all Pension Plans and Multiemployer Plans of any Credit Party. Except as could not reasonably be expected to have a Material Adverse Effect, each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in material compliance with, and the terms of each ERISA Plan satisfies, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party and no Domestic Subsidiary has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) Pension Plans and Multiemployer Plans. During the thirty-six (36) month period prior to making of the Notes, (i) no steps have been taken to terminate any Pension Plan and (ii) no failure to make contributions with respect to any Pension Plan sufficient to give rise to a Lien under the Code has occurred. All amounts required by Code Sections 412 and 430 to be funded by any Credit Party or any member of a Controlled Group with respect to a Pension Plan have been made in compliance therewith. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by Credit Parties and Domestic Subsidiaries, taken as a whole, of any liabilities, fines and penalties exceeding $500,000 (excluding, for the avoidance of doubt, current PBGC premiums or other contributions required by ERISA or other applicable Law in the ordinary course). Credit Parties and Domestic Subsidiaries, taken as a whole, have not incurred liabilities exceeding $500,000 to the PBGC (other than for current premiums) with respect to any Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party, Domestic Subsidiary or any member of the Controlled Group under the terms of such plan, any collective bargaining agreement, or by applicable Law. No Credit Party, Domestic Subsidiary nor any member of the Controlled Group (A) has withdrawn or partially withdrawn from any Multiemployer Plan, (B) has incurred any withdrawal liability with respect to any such plan, or (C) has received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan (in each case with respect to which there is any unsatisfied withdrawal liability). No member of the Controlled Group has received any written notice that a Multiemployer Plan is in reorganization or termination, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 or Section 431 of the Code, that any such plan is or may be terminated, or that any such plan is or is expected to become insolvent.

(c) With respect to each program, plan or arrangement mandated by a government other than the United States providing for post-employment benefits (each a “Foreign Government Benefit Plan”) and with respect to each employee benefit plan maintained or contributed to by any Credit Party or any Domestic Subsidiary that is not subject to Laws of the United States providing for post-employment benefits (each, a “Foreign Plan”) to each Credit Party’s knowledge: (i) all employee and employee contributions required by Law or by the terms of any Foreign Government Benefit Plan or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, (ii) the liability of any Credit Party or any Domestic Subsidiary with respect to a Foreign Plan is reflected in accordance with normal accounting practices or the financial statements of such Credit Party or such Domestic Subsidiary, as the case may be and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities unless in each case under the foregoing clauses (i), (ii) and (iii), the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15 [Reserved].

Section 3.16 Environmental Compliance.

(a) Hazardous Materials. No Hazardous Materials (i) are currently located on any properties owned, leased or operated by any Credit Party or any Domestic Subsidiary in violation of any Environmental Law, except for violations which could not reasonably be expected to have a Material Adverse Effect, or (ii) have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action by any Credit Party or any Domestic Subsidiary under any Environmental Law and have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. No portion of any such property is being used, or to the Credit Parties’ knowledge, has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in material violation of any Environmental Law nor to the Credit Parties’ knowledge is any such property affected by any Hazardous Materials Contamination, which in each case, would reasonably be expected to result in a Material Adverse Effect. All written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Credit Party or any Domestic Subsidiary under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Credit Party or Domestic Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Notices Regarding Environmental Compliance. No written notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the Credit Parties’ knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party or any Domestic Subsidiary of any Environmental Law, (ii) alleged failure by any Credit Party or any such Domestic Subsidiary to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials or (iv) release of Hazardous Materials, except in each case of the foregoing to the extent as would not reasonably be expected to have a Material Adverse Effect.

(c) Properties Requiring Remediation. No property now owned or leased by any Credit Party or any Domestic Subsidiary and, to the Credit Parties’ knowledge, no such property previously owned or leased by any Credit Party or any such Domestic Subsidiary, to which any Credit Party or any such Domestic Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the Credit Parties’ knowledge, proposed for listing, on the National Priorities List promulgated pursuant to SEMS or any state list or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Credit Party or any such Domestic Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA or RCRA, except, in each case of the foregoing, to the extent as would not reasonably be expected to have a Material Adverse Effect.

(d) Underground Storage Tanks. No Credit Party or Domestic Subsidiary operates any underground storage tanks on any property owned or leased by any Credit Party or any Domestic Subsidiary that are not registered or permitted in accordance with applicable Environmental Laws or that a Credit Party or Domestic Subsidiary is required to monitor, maintain, retrofit, upgrade, investigate, abate, remediate or remove under Environmental Law, except to the extent as could not reasonably be expected to have a Material Adverse Effect.

(e) Environmental Liens. No Liens exist under or pursuant to any applicable Environmental Laws on any real property or other assets owned by any Credit Party or any Domestic Subsidiary, and to Credit Parties’ knowledge no actions by any Governmental Authority have been taken or are in process which could subject any of such properties or assets to such Liens, except to the extent as could not reasonably be expected to have a Material Adverse Effect.

Section 3.17 Intellectual Property.

Each Credit Party and each Domestic Subsidiary owns, is licensed to use or otherwise has the right to use, all Intellectual Property Rights that are material to the business or operations of such Credit Party or Domestic Subsidiary as currently conducted (“Business Intellectual Property”).

Section 3.18 Real Property Interests.

As of the Closing Date, except as set forth on Schedule 3.18 or in the SEC Reports, no Credit Party or any Domestic Subsidiary has any ownership, leasehold or other possessory interest in real property. As of the Closing Date, Schedule 3.18 sets forth, with respect to each parcel of real estate owned or leased by any Credit Party or any Domestic Subsidiary, the street address of each such parcel.

Section 3.19 Insurance. Except as set forth on Schedule 3.19 or in the SEC Reports, the properties of each Credit Party and its Domestic Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Credit Party in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where each Credit Party and its Subsidiaries operate.

Section 3.20 Bank Accounts.

Set forth on Schedule 3.20 is a listing of all of the deposit accounts, securities accounts, commodities accounts or other similar accounts of the Credit Parties maintained by the Credit Parties as of the Closing Date.

Section 3.21 [Reserved].

Section 3.22 [Reserved].

Section 3.23 Debt.

Set forth on Schedule 3.23 or in the SEC Reports is a true and complete list of all Debt of each Credit Party not otherwise permitted by Section 5.1 (other than Section 5.1(b)) and such Schedule accurately sets forth the aggregate principal amount of such Debt as of the Closing Date.

Section 3.24 Treatment of Obligations.

All Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Notes and other Obligations, and fees and expenses in connection therewith, shall constitute “Senior Indebtedness” or similar term relating to the Obligations and all such Obligations shall be entitled to the benefits of the subordination provisions created by any subordination agreement subordinating any Debt permitted hereunder to the Obligations in accordance with the terms hereof.

Section 3.25 Material Non-Public Information. All material non-public information regarding the Issuer or any other Credit Party that has been disclosed to the Agent or any Purchaser on or prior to the date hereof, has been disclosed, or will be disclosed, in the 8-K filing to be made by the Issuer prior to the commencement of trading on the first Trading Day following the date hereof.

Section 3.26 Private Offering. Assuming the accuracy of the Purchaser’s representations and warranties contained in Article 13, no registration of the Notes pursuant to the provisions of the Securities Act or state securities or “blue sky” laws will be required for the offer, sale or issuance of the Notes by any Credit Party to the Purchaser pursuant to this Agreement.

Section 3.27 Sanctions; Anti-Corruption.

(a) None of the Credit Parties, any of their Domestic Subsidiaries or any director, officer, or to the knowledge of the Credit Parties, any employee, agent, or affiliate of any Credit Party or any of its Domestic Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, the Government of Canada, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including Crimea, Cuba, Iran, North Korea and Syria).

(b) The Credit Parties, their Domestic Subsidiaries and their respective directors and officers and, to the knowledge of the Credit Parties, any employees and the agents of the Credit Parties and their Domestic Subsidiaries, are in compliance with all applicable Sanctions and with the FCPA and any other applicable anti-corruption law. The Credit Parties and their Domestic Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA, and any other applicable anti-corruption laws.

Section 3.28 [Reserved].

Section 3.29 Issuance of the Securities. The Notes and Warrants are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will constitute valid and binding obligations of the Issuer, enforceable again the Issuer in accordance with their respective terms except as enforcement thereof may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance and other similar laws and by general equitable principles. The Underlying Shares, are duly authorized and when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Issuer other than restrictions on transfer provided for in the Transaction Documents. The Issuer has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares at least equal to the Required Minimum on the date hereof.

Section 3.30 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Issuer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Issuer received any notification that the Commission is contemplating terminating such registration. Except as set forth on Schedule 3.30 or in the SEC Reports, the Issuer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Issuer or another established clearing corporation and the Issuer is current in payment of the fees to the Depository Trust Issuer (or such other established clearing corporation) in connection with such electronic transfer.

Section 3.31 [Reserved].

Section 3.32 No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Article 13, neither the Issuer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Issuer for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Issuer are listed or designated.

Section 3.33 Acknowledgment Regarding Purchasers’ Purchase of Securities. The Issuer acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Issuer further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Issuer (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Issuer further represents to each Purchaser that the Issuer’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Issuer and its representatives.

Section 3.34 Acknowledgment Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Issuer that: (i) none of the Purchasers has been asked by the Issuer to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Issuer, or “derivative” securities based on securities issued by the Issuer or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Issuer’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction by virtue of this Agreement. The Issuer further understands and acknowledges that (y) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Underlying Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Issuer at and after the time that the hedging activities are being conducted. The Issuer acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

Section 3.35 Regulation M Compliance. The Issuer has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Issuer, other than, in the case of clauses (ii) and (iii), compensation paid to the Placement Agent in connection with the placement of the Securities.

ARTICLE 4
AFFIRMATIVE COVENANTS

Until all Obligations have been Paid in Full, each Credit Party agrees:

Section 4.1 Financial Statements and Other Reports.

Upon the prior written request of any Purchaser with respect to any of the items referred to below (provided that, to the extent, any such information is material, non-public information, such Purchaser shall have agreed in writing with the Credit Parties to keep such information confidential pursuant to terms acceptable to the Issuer in its reasonable discretion (it being understood that no such confidentiality arrangement shall include an obligation to publicly disclose such information without the Issuer’s consent exercised in its sole discretion) and otherwise such item shall not be required to be delivered or may otherwise be redacted by the Issuer), the Issuer to deliver to the Agent and each Purchaser:

(a) [Reserved].

(b) Quarterly Financial Statements. Within sixty (60) days after the end of any Fiscal Quarter ending after the Closing Date (so long as the request therefor is received by the last day of such Fiscal Quarter, otherwise promptly thereafter), a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of operations and cash flows for such Fiscal Quarter, and for the portion of the Fiscal Year then ended together with in comparative form, the figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and in the case of such financial statements certified by a Responsible Officer of the Issuer as fairly presenting in all material respects the financial condition and results of operations of the Issuer and its Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the financial statements of the Issuer, subject to changes resulting from normal year-end adjustments and the absence of footnote disclosures.

(c) Annual Financial Statements. Within one hundred twenty (120) days after the end of the Fiscal Year ending December 31, 2024, a consolidated balance sheet of the Issuer and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, owners’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, audited by an independent public accountant of nationally recognized standing or other independent public accountants (the “Accountants”); and, which report shall state that such financial statements fairly present, in all material respects, the financial position, on a consolidated basis, of the Issuer and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such Accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(d) [Reserved].

(e) Regulatory Filing Information. Promptly upon their becoming available, copies of (i) all financial statements, material reports, material notices and proxy statements sent or made available generally by any Credit Party to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses publicly filed by any Credit Party with any securities exchange or with the Commission or any successor, and (iii) all press releases and other statements made available generally by any Credit Party concerning material developments in the business of any Credit Party.

(f) Notices of Material Events. Promptly upon any officer of any Credit Party obtaining knowledge, (i) of the existence of any Event of Default or Default, (ii) of the institution of any Litigation seeking equitable relief or involving an alleged liability of any Credit Party or Domestic Subsidiary in excess of $2,500,000 or (iii) any event or occurrence default which could reasonably be expected to have a Material Adverse Effect.

(g) [Reserved].

(h) Governmental Reports and Notices. Promptly upon receipt or filing thereof, copies of any reports or notices related to any matter which could reasonably be expected to have a Material Adverse Effect which are received by any Credit Party or any Domestic Subsidiary from, or filed by any Credit Party or any Domestic Subsidiary with, any Governmental Authority.

(i) Notices with Respect to Other Debt. Promptly upon receipt or delivery thereof, as applicable, copies of default notices, amendments and other material deliverables (other than in the ordinary course of business) which any Credit Party delivers to or receives from any lender or credit provider under any material Debt of any Credit Party, including without limitation, any Subordinated Debt or Junior Debt.

(j) Credit Party Information. With reasonable promptness, such other information and data with respect to any Credit Party or Domestic Subsidiary as from time to time may be reasonably requested by the Agent or any Purchaser.

Notwithstanding anything to the contrary herein, nothing in any Financing Document shall require Issuer, any Credit Party or any of their Subsidiaries to provide information to the Agent or any Purchaser (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) the disclosure of which is prohibited by applicable Law, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by a binding non-disclosure agreement or other contractual restriction owed to a third party that is not an Affiliate.

Any such document or report that the Issuer files with the Commission via EDGAR or otherwise makes publicly available on its website shall be deemed to be delivered with the Agent for purposes of this Section 4.1 at the time such documents are filed via EDGAR or posted to such website as long as, with respect to documents or reports posted on the Issuer’s website, the Issuer has notified Agent that such filing has been made.

Section 4.2 Payment and Performance of Obligations.

Each Credit Party (a) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of its respective material Tax liabilities and similar governmental obligations, except for such obligations and/or liabilities that may be the subject of a Permitted Contest, and (b) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, license, commitment, contract or instrument to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Maintenance of Existence.

Each Credit Party will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, (a) its legal existence (other than in connection with a transaction expressly permitted pursuant to Section 5.7) and (b) all rights, privileges and franchises necessary in the normal conduct of business, other than, in the case of this clause (b), (i) in connection with a transaction expressly permitted pursuant to Section 5.7 or (ii) where a failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 4.4 Maintenance of Property; Insurance.

(a) Maintenance of Property. Each Credit Party will keep, and will cause each Subsidiary to keep, all property necessary in its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted), except to the extent the failure to do so has not resulted in, or could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Required Insurance Coverage. Each Credit Party will maintain, and will cause each Domestic Subsidiary to maintain, (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and coverage for business interruption and public liability insurance (including products/completed operations liability coverage), in each case, of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts reasonably acceptable to the Agent and (ii) after and during the continuance of an Event of Default, such other insurance coverage in such amounts and with respect to such risks as the Agent may reasonably request if the Agent determines in good faith that there has been a material increase in Credit Parties’ risk profile from that in effect on the Closing Date. All such insurance shall be provided by insurance companies that the Credit Parties believe (in the good faith judgment of their management) are financially sound and reputable at the time the relevant coverage is placed or renewed.

(c) [Reserved].

(d) [Reserved].

Section 4.5 Compliance with Laws.

Each Credit Party will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect or result in any Lien (other than a Permitted Lien) upon a material portion of the assets of any such Person in favor of any Governmental Authority.

Section 4.6 Inspection of Property, Books and Records, Appraisals; Account Verifications.

Each Credit Party will keep, and will cause each Domestic Subsidiary to keep, proper books of record and account in accordance, in all material respects, with GAAP in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will permit, and will cause each Subsidiary to permit during normal business hours following reasonable advance notice (during the continuance of an Event of Default, no such notice shall be required), at the sole cost of Credit Parties, representatives of the Agent (which may be accompanied by representatives of each Purchaser) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct collateral audits, physical inspections and analyses of their respective assets and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided that (a) excluding any such visits and inspections during the continuation of an Event of Default, only the Agent may exercise rights under this Section 4.6 and the Agent shall not exercise such rights more often than two (2) times during any calendar year absent the continuation of an Event of Default and only one (1) such time shall be at the Credit Parties’ expense and (b) when an Event of Default is continuing, the Agent may do any of the foregoing at the expense of the Credit Parties. In addition to the foregoing, from time to time, if the Agent reasonably determines in good faith that obtaining appraisals is necessary in order for the Agent or any Purchaser to comply with applicable Laws or regulations, and at any time if an Event of Default shall have occurred and be continuing, the Agent may, at the sole cost of Credit Parties, require the Issuer to obtain and deliver to the Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to the Agent stating the then current market values of all or any portion of the real estate and personal property owned by the Credit Parties and Subsidiaries.

Section 4.7 Use of Proceeds.

(a) The Issuer will use the proceeds of the Notes solely (a) to pay transaction fees and expenses incurred in connection with the consummation of the Closing Date Transactions and Financing Documents, and (b) make a contribution to the Subsidiary Grantors to be used for general working capital purposes and other corporate purposes.

(b) Without limiting the generality of Section 4.7(a) above, neither the Issuer, any other Credit Party, nor any other Person which may in the future become a Credit Party, intends to use nor shall they use any portion of the proceeds of the Notes, directly or, to such Person’s knowledge, indirectly, for any purpose in violation of the Trading with the Enemy Act or to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any related purpose governed by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.8 [Reserved].

Section 4.9 Sanctions; Anti-Corruption Laws.

The Issuer will maintain in effect policies and procedures designed to promote compliance by the Credit Parties and their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA, CFPOA and any other applicable anti-corruption laws.

Section 4.10 [Reserved].

Section 4.11 Further Assurances.

(a) General. Each Credit Party will, and will cause each Domestic Subsidiary, at their own cost and expense, to promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be reasonably necessary or as the Agent or Required Purchasers may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a Lien (subject only to Permitted Liens) in favor of the Agent for the benefit the Secured Parties on the Collateral (including Collateral acquired after the date hereof) in accordance with the terms of this Agreement, the Security Agreement and the other Financing Documents.

(b) New Subsidiaries. Without limiting the generality of the foregoing, in the event a Credit Party shall form or acquire any new Subsidiary (other than an Excluded Subsidiary) directly owned by such Credit Party after the date hereof, such Credit Party will cause such new Subsidiary, within forty-five (45) days of such formation or acquisition (or such longer period as may be agreed to by the Agent, in its sole discretion), (i) (1) to execute a joinder to this Agreement and to the Security Agreement (in form and substance reasonably acceptable to the Agent), guaranteeing payment and performance of all of the Obligations and to take such action as shall be necessary or reasonably appropriate to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of the Agent for the benefit of the Secured Parties on substantially all assets, both real and personal, in which such new Subsidiary has or may thereafter acquire any interest, to the extent required by this Agreement, the Security Agreement and/or the other Financing Documents and (2) the Credit Party that is the holder of the Capital Stock of such Subsidiary shall pledge one hundred percent (100%) or sixty-five percent (65%), as applicable, of the Capital Stock of such Subsidiary owned directly by a Credit Party, to the extent and in the manner required by this Agreement, the Security Agreement and/or the other Financing Documents, pursuant to documents reasonably acceptable to the Agent, (ii) to execute such other Security Documents, in form and substance reasonably acceptable to the Agent, as may be required by this Agreement, the Security Agreement and the other Financing Documents and (iii) to deliver such proof of corporate (or comparable) action, incumbency of officers, opinions of counsel and other documents as the Agent shall have reasonably required or requested.

(c) Capital Stock. Subject to Section 4.12, each Credit Party will, and will cause each Subsidiary, to take such action from time to time as shall be necessary to ensure that the Agent shall have, for the benefit of the Secured Parties, a first priority Lien (subject only to Permitted Liens) on one hundred percent (100%) or sixty-five percent (65%), as applicable, of the Capital Stock of each Subsidiary directly owned by such Credit Party or Subsidiary. Subject to Section 4.12, in the event that any additional Capital Stock shall be issued by any Subsidiary to any Credit Party, such Credit Party shall or shall cause each such Subsidiary to, within forty-five (45) days (or such longer period as may be agreed to by the Agent acting in its sole discretion) of such issuance, deliver to the Agent any physical certificates evidencing such Capital Stock (to the extent required to be pledged pursuant to the preceding sentence), accompanied by undated stock powers (or equivalent thereof) executed in blank and to take such other action as the Agent shall reasonably request to perfect the security interest created therein pursuant to such Financing Documents.

(d) Exercise of Incremental Warrant. Prior to a Purchaser’s exercise of its Incremental Warrant, the Issuer shall provide the Purchaser with information reasonably requested by such Purchaser; provided, however, that the Issuer shall, in accordance with Section 3.25, 4.18, and 4.20, not provide such Purchaser with any material, non-public information unless such request is made by the Purchaser in writing.

Section 4.12 Post-Closing Deliverables.

In order to induce the Agent and the Purchasers to consummate the transactions contemplated by this Agreement, the following documents and/or actions shall be taken, executed and/or delivered no later than the respective dates set forth below:

(a) Reserved.

(b) Reserved.

(c) Reserved.

(d) Registration Statement. The Issuer shall use commercially reasonable efforts to, within forty-five (45) calendar days of the date of this Agreement or as soon as practicable thereafter, file a registration statement on the appropriate form providing for the resale by the Purchasers of all shares issuable pursuant to the Financing Documents. The Issuer shall use commercially reasonable efforts to cause such registration statement to become effective within ninety (90) days following the date hereof and to keep such registration statement effective at all times until no Purchaser owns any Warrants or shares of Common Stock issuable upon exercise thereof.

(e) Reserved.

(f) Reserved.

Section 4.13 Register; Transfer Agent Instructions; Legend.

(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Notes in which the Company shall record the name and address of the Person in whose name the Notes have been issued (including the name and address of each transferee), the principal amount of the Notes held by such Person and the number of Conversion Shares issuable pursuant to the terms of the Notes held by such Person. The Company shall keep the register available during business hours for inspection of any Purchaser or its legal representatives upon their reasonable request.

(b) Legends. Each Purchaser understands that the Securities have been issued pursuant to an exemption from registration or qualification under the Securities Act and applicable state securities laws, and except as set forth below, the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN][THE SECURITIES HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(c) Removal of Legends. Certificates or other documents evidencing Securities shall not be required to contain the legend set forth in 4.13(b) above or any other legend (i) while a registration statement covering the resale of such Securities is effective under the Securities Act, (ii) following any sale of such Securities pursuant to Rule 144 (as defined below) (assuming the transferor is not an affiliate of the Company), (iii) if such Securities are eligible to be sold, assigned or transferred under Rule 144 ((provided that a Purchaser provides the Company with reasonable assurances that such Securities are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of the Purchaser’s counsel, but may include customary Rule 144 investor and broker representation letters), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that such Purchaser provides the Company with an opinion of counsel to such Purchaser, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act or (v) if such legend is not required under applicable requirements of the Securities Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the Commission). If a legend is not required pursuant to the foregoing, the Company shall no later than one (1) Trading Day (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the date such Purchaser delivers such legended certificate representing such Securities to the Company) following the delivery by a Purchaser to the Company or the Company’s Transfer Agent (with notice to the Company) of a legended certificate or entry representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from such Purchaser as may be required above in this Section 4.13(c), as directed by such Purchaser, either: (A) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (“FAST”) and such Securities are Conversion Shares, credit the aggregate number of shares of Common Stock to which such Purchaser shall be entitled to such Purchaser’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (B) if the Transfer Agent is not participating in FAST, issue and deliver (via reputable overnight courier) to such Purchaser, a certificate or other documentation representing such Securities that is free from all restrictive and other legends, registered in the name of such Purchaser or its designee (the date by which such credit is so required to be made to the balance account of such Purchaser’s or such Purchaser’s designee with DTC or such certificate is required to be delivered to such Purchaser pursuant to the foregoing is referred to herein as the “Required Delivery Date”, and the date such shares of Common Stock are actually delivered without restrictive legend to such Purchaser or such Purchaser’s designee with DTC, as applicable, the “Share Delivery Date”). The Company shall be responsible for any transfer agent fees or DTC fees with respect to any issuance of Securities or the removal of any legends with respect to any Securities in accordance herewith. Any fees (with respect to the Transfer Agent, counsel to the Company or otherwise) associated with the issuance of such opinion or the removal of any legends on any of the Securities shall be borne by the Company.

(d) Failure to Timely Deliver; Buy-In. If the Company fails, for any reason or for no reason, to issue and deliver (or cause to be delivered) to a Purchaser (or its designee) by the Required Delivery Date, either (i) if the Transfer Agent is not participating in FAST, a certificate for the number of Conversion Shares to which such Purchaser is entitled and register such Conversion Shares on the Company’s share register or, if the Transfer Agent is participating in FAST, to credit the balance account of such Purchaser or such Purchaser’s designee with DTC for such number of Conversion Shares submitted for legend removal by such Purchaser pursuant to Section 4.13(c) above or (ii) if a registration statement declared effective after the date hereof and covering the resale of the Conversion Shares submitted for legend removal by such Purchaser pursuant to Section 4.13(c) above (the “Unavailable Shares”) is not available for the resale of such Unavailable Shares and the Company fails to promptly (x) so notify such Purchaser and (y) deliver the Conversion Shares electronically without any restrictive legend by crediting such aggregate number of Conversion Shares submitted for legend removal by such Purchaser pursuant to Section 4.13(c) above to such Purchaser’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (ii) is hereinafter referred as a “Notice Failure” and together with the event described in clause (i) above, a “Delivery Failure”), then, in addition to all other remedies available to such Purchaser, the Company shall pay in cash to such Purchaser on each day after the Required Delivery Date and during such Delivery Failure an amount equal to 1% of the product of (A) the sum of the number of shares of Common Stock not issued to such Purchaser on or prior to the Required Delivery Date and to which such Purchaser is entitled, and (B) the lowest Closing Bid Price of the Common Stock of any Trading Day during the period beginning on the applicable Required Delivery Date and ending on the applicable Share Delivery Date. In addition to the foregoing, if on or prior to the Required Delivery Date either (I) if the Transfer Agent is not participating in FAST, the Company shall fail to issue and deliver a certificate to a Purchaser and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST, credit the balance account of such Purchaser or such Purchaser’s designee with DTC for the number of shares of Common Stock to which such Purchaser submitted for legend removal by such Purchaser pursuant to Section 4.13(c) above or (II) a Notice Failure occurs, and if on or after such Trading Day such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of shares of Common Stock submitted for legend removal by such Purchaser pursuant to Section 4.13(c) above that such Purchaser is entitled to receive from the Company (a “Buy-In”), then the Company shall, within two (2) Trading Days after such Purchaser’s request and in such Purchaser’s discretion, either (x) pay cash to such Purchaser in an amount equal to such Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any, for the shares of Common Stock so purchased) (the “Buy-In Price”), at which point the Company’s obligation to so deliver such certificate or credit such Purchaser’s balance account shall terminate and such shares shall be cancelled, or (y) promptly honor its obligation to so deliver to such Purchaser a certificate or certificates or credit the balance account of such Purchaser or such Purchaser’s designee with DTC representing such number of shares of Common Stock that would have been so delivered if the Company timely complied with its obligations hereunder and pay cash to such Purchaser in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Conversion Shares that the Company was required to deliver to such Purchaser by the Required Delivery Date multiplied by (B) the lowest Closing Bid Price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such Purchaser to the Company of the applicable Conversion Shares and ending on the date of such delivery and payment under this clause (y). Nothing shall limit such Purchaser’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) as required pursuant to the terms hereof. Notwithstanding anything herein to the contrary, with respect to any given Notice Failure and/or Delivery Failure, this Section 4.13(d) shall not apply to the applicable Purchaser to the extent the Company has already paid such amounts in full to such Purchaser with respect to such Notice Failure and/or Delivery Failure, as applicable, pursuant to the analogous sections of the Note held by such Purchaser.

(e) Transfer Agent Instructions. The Company shall issue irrevocable instructions to the Transfer Agent and any subsequent transfer agent in a form acceptable to the Purchasers (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of the applicable Purchaser or its respective nominee(s), for the Conversion Shares in such amounts as specified from time to time by each Purchaser to the Company upon conversion of the Notes. The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 4.13(e), and stop transfer instructions to give effect to Section 13.17 hereof, will be given by the Company to the Transfer Agent with respect to the Securities, and that the Securities shall otherwise be freely transferable on the books and records of the Company, as applicable, to the extent provided in this Agreement and the other Financing Documents (assuming the conditions of paragraphs (c)(1) and (d) of Rule 144 are met and the Purchaser is not an affiliate of the Company). If a Purchaser effects a sale, assignment or transfer of the Securities in accordance with Section 13.17, the Company shall permit the transfer and shall promptly instruct Transfer Agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Purchaser to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Conversion Shares sold, assigned or transferred pursuant to an effective registration statement or in compliance with Rule 144, the Transfer Agent shall issue such shares to such Purchaser, assignee or transferee (as the case may be) without any restrictive legend in accordance with Section 4.13(c) above. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Purchaser. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 4.13(e) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 4.13(e), that a Purchaser shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required. The Company shall cause its counsel to issue the legal opinion referred to in the Irrevocable Transfer Agent Instructions to the Transfer Agent on each effective date of a registration statement with respect to the Conversion Shares, if any. Any fees (with respect to the Transfer Agent, counsel to the Company or otherwise) associated with the issuance of such opinion or the removal of any legends on any of the Securities shall be borne by the Company.

Section 4.14 Acknowledgment of Dilution. The Issuer acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Issuer further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Issuer may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Issuer.

Section 4.15 Furnishing of Information; Public Information.

(a) The Issuer covenants to use commercially reasonable efforts to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Issuer after the date hereof pursuant to the Exchange Act even if the Issuer is not then subject to the reporting requirements of the Exchange Act.

Section 4.16 Integration. Each of the form of Notice of Exercise included in the Warrants and the Incremental Warrants and the form of Notice of Conversion included in the Notes set forth the totality of the procedures required of the Purchasers in order to exercise the Warrants and the Incremental Warrants or convert the Notes. Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to exercise the Warrants or the Incremental Warrants or convert the Notes. No additional legal opinion, other information or instructions shall be required of the Purchasers to exercise their Warrants or the Incremental Warrants or convert their Notes. The Issuer shall honor exercises of the Warrants and the Incremental Warrants and conversions of the Notes and shall deliver Underlying Shares and Incremental Notes in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

Section 4.17 Conversion and Exercise Procedures. Each of the form of Notice of Exercise included in the Warrants and the Incremental Warrants and the form of Notice of Conversion included in the Notes set forth the totality of the procedures required of the Purchasers in order to exercise the Warrants or the Incremental Warrants or convert the Notes. Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to exercise the Warrants or the Incremental Warrants or convert the Notes. No additional legal opinion, other information or instructions shall be required of the Purchasers to exercise their Warrants or Incremental Warrants or convert their Notes other than any such information or documentation as the Issuer may reasonably request. The Issuer shall honor exercises of the Warrants and Incremental Warrants and conversions of the Notes and shall deliver Underlying Shares and Incremental Notes in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

Section 4.18 Securities Laws Disclosure; Publicity. The Issuer shall, prior to the commencement of trading on the first Trading Day following the date hereof, file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission. From and after the filing of such Current Report on Form 8-K, the Issuer represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Issuer or any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the filing of such Current Report on Form 8-K, the Issuer acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Issuer, any of its Subsidiaries or any of their respective officers, directors, agents, employees, Affiliates or agents, on the one hand, and any of the Purchasers or any of their Affiliates on the other hand, shall terminate and be of no further force or effect. The Issuer understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Issuer. The Issuer and each Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Issuer nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Issuer, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Issuer, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law or requested by a governmental authority or self-regulatory organization, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Issuer shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (a) as required by federal securities law in connection with (i) any registration statement under the Securities Act and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations or requested by a governmental authority or self-regulatory organization, in which case the Issuer shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b) and reasonably cooperate with such Purchaser regarding such disclosure.

Section 4.19 Shareholder Rights Plan. No claim will be made or enforced by the Issuer or, with the consent of the Issuer, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Issuer, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Issuer and the Purchasers.

Section 4.20 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 4.18, and as otherwise provided in this Agreement including Section 4.1 and Section 4.24, the Issuer covenants and agrees that neither it, nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes, or the Issuer reasonably believes constitutes, material non-public information, unless prior thereto such Purchaser shall have consented in writing to the receipt of such information and agreed in writing with the Issuer to keep such information confidential. The Issuer understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Issuer.

Section 4.21 Reservation and Listing of Securities.

(a) The Issuer shall maintain a reserve of the Required Minimum on the date hereof from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents.

(b) If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors shall use commercially reasonable efforts to hold two special meetings of shareholders (which may also be at the annual meeting of shareholders) to amend the Issuer’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event the first applicable Issuer stockholders meeting shall not be later than the 120th day after such date (and if the required Issuer stockholder approval is not obtained at such meeting, then the second applicable Issuer stockholders meeting shall not be later than the 120th day after the first applicable Issuer stockholders meeting, and if the required Issuer stockholder approval is not obtained at such second meeting, the Issuer shall use reasonable best efforts to seek such approval at each subsequent annual meeting until such approval is obtained).

(c) The Issuer shall, if applicable: (i) in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) use commercially reasonable efforts to take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter, (iii) provide to the Purchasers evidence of such listing or quotation as promptly as practicable after receipt thereof and (iv) use commercially reasonable efforts to maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Issuer agrees to use commercially reasonable efforts to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Issuer or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Issuer or such other established clearing corporation in connection with such electronic transfer.

Section 4.22 Shareholder Approval. In addition, the Issuer shall use its reasonable best efforts to hold two (if necessary) special meetings of shareholders (which may also be at the annual meeting of shareholders) as promptly as reasonably practical under the circumstances after the date hereof for the purpose of obtaining Shareholder Approval (but prior to the 75 days following the date hereof), with the recommendation of the Issuer’s Board of Directors that such proposal be approved, and the Issuer shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Issuer shall use its reasonable best efforts to obtain such Shareholder Approval. If the Issuer does not obtain Shareholder Approval at the first special meeting, the Issuer shall call a second special meeting within 75 days from the date of the first special meeting to use its reasonable best efforts to obtain such Shareholder Approval and shall continue to call a special meeting within 75 days from the date of the prior special meeting to use its reasonable best efforts to obtain such Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the Notes and Warrants are no longer outstanding.

Section 4.23 Certain Transactions and Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales, of any of the Issuer’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the filing of the Current Report on Form 8-K as described in Section 4.18. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Issuer pursuant to the filing of the Current Report on Form 8-K as described in Section 4.18, such Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Disclosure Schedules (other than as disclosed to its legal and other representatives). Notwithstanding the foregoing, and subject to anything contained in this Agreement to the contrary including Section 4.1 and Section 4.24, the Issuer expressly acknowledges and agrees that (i) no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Issuer after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the filing of the Current Report on Form 8-K as described in Section 4.18, (ii) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Issuer in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the filing of the Current Report on Form 8-K as described in Section 4.18 and (iii) no Purchaser shall have any duty of confidentiality or duty not to trade in the securities of the Issuer to the Issuer, any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agent, including, without limitation, the Placement Agent, after the issuance of the filing of the Current Report on Form 8-K as described in Section 4.18. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

Section 4.24 Blue Sky Filings. The Issuer shall take such action as the Issuer shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the applicable Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

ARTICLE 5
[Reserved]

ARTICLE 6
[RESERVED]

ARTICLE 7
CONDITIONS

Section 7.1 Conditions to Closing.

The obligation of each Purchaser under Section 2.1(a)(i) to purchase Initial Notes hereunder shall be subject to the receipt by the Agent and each Purchaser of each Financing Document to be entered into on the Closing Date and each other agreement, document and instrument set forth on the Closing Checklist to be entered into or delivered on the Closing Date, each in form and substance reasonably satisfactory to the Agent and each Purchaser, and to the satisfaction of the following conditions precedent, each in form and substance reasonably satisfactory to, and to the satisfaction of, the Agent and each Purchaser:

(a) receipt by the Agent and the Purchasers of executed copies of the Financing Documents (other than the Notes);

(b) [reserved];

(c) receipt by Purchasers of the financial statements referenced in Sections 3.5(a), (b) and (c);

(d) receipt of customary legal opinion of Pryor Cashman LLP, as special counsel to the Credit Parties;

(e) subject to Section 4.12, receipt of all share certificates representing outstanding Capital Stock of all Subsidiaries of the Issuer required to be pledged pursuant to the Financing Documents, accompanied by instruments of transfer and undated stock powers endorsed in blank;

(f) receipt of payment of all fees, expenses and other amounts due and payable on the Closing Date under each Financing Document (net of the $0 initial deposit received by the Purchasers prior to the date hereof); it being acknowledged and agreed that payment of legal expenses of Agent incurred up to the Initial Closing shall not exceed $80,000;

(g) the representations and warranties contained in the Financing Documents are true and correct in all material respects (without duplication of any materiality qualifier) as of the Closing Date, both before and after giving effect to the transactions contemplated by the Financing Documents;

(h) receipt of, not later than five (5) days prior to the Closing Date, all documentation and other information required pursuant to their respective policies and by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, to the extent such information has been requested prior to the Closing Date, and in each case, the results of the applicable Patriot Act and OFAC searches with respect to the Credit Parties and their Subsidiaries shall be satisfactory to the Agent and the Purchasers;

(i) no Default or Event of Default shall have occurred and is continuing or would occur as a result of such purchase;

(j) receipt of evidence of property insurance certificate with respect to the Credit Parties’ casualty insurance policies;

(k) receipt of Uniform Commercial Code, judgment and state and federal tax lien searches against the Issuer and each other Credit Party showing no Liens on any of the Collateral, other than Permitted Liens, and all filings and recordings which may be necessary or desirable in connection with this Agreement and the Agent’s Lien on the Collateral shall have been made, and all filing and recording fees shall have been duly paid; and

(l) receipt of all customary resolutions or written consents of the Credit Parties’ appropriate governing body approving and authorizing the Closing Date Transactions.

For purposes of determining whether the conditions specified in this Section 7.1 have been satisfied, by funding amounts for the purchase of the Notes hereunder at the Initial Closing, the Agent and each Purchaser shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Agent or such Purchaser.

Section 7.2 Conditions to Funding the Initial Notes.

Immediately upon the Issuer providing, on or prior to September 30, 2024, to:

(i) each applicable Purchaser, a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 100% of such Purchaser’s Conversion Shares under such Purchaser’s Initial Note on the Closing Date, with an exercise price equal to $6.29, subject to adjustment therein, in the form attached as Exhibit C hereto;

(ii) each applicable Purchaser, an Incremental Warrant registered in the name of such Purchaser to purchase Incremental Notes in an amount up to the amount of such Purchaser’s Initial Note;

(iii) each applicable Purchaser, the applicable Initial Note; and

each Purchaser will acquire from the Issuer the principal amount of the Initial Notes set forth opposite such Purchaser’s name on the Commitment Annex under the column “Initial Closing Principal Amount” and disburse the net proceeds from the purchase of the Notes pursuant to the Notice of Issuance and Disbursement Authorization delivered by the Issuer. If the conditions set forth in Section 7.2 have not been satisfied on or prior to September 30, 2024, all commitments of the Purchasers under this Agreement to purchase any Notes shall automatically terminate.

Section 7.3 Conditions to Funding the Subsequent Notes.

The obligation of each Purchaser under Section 2.1(a)(ii) to purchase Subsequent Notes hereunder shall be subject to the satisfaction of each of the following conditions, each in form and substance reasonably satisfactory to the Agent:

(i) the Issuer has delivered to each applicable Purchaser, a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 100% of such Purchaser’s Conversion Shares under such Purchaser’s Subsequent Note on the Closing Date, with an exercise price equal to $6.29, subject to adjustment therein, in the form attached as Exhibit C hereto;

(ii) the Issuer has delivered to each applicable Purchaser, an Incremental Warrant registered in the name of such Purchaser to purchase Incremental Notes in an amount up to the amount of such Purchaser’s Subsequent Note;

(iii) the Issuer has delivered to each applicable Purchaser, the applicable Subsequent Note;

(iv) no Default or Event of Default exists;

(v) the representations and warranties contained in the Financing Documents are true and correct in all material respects (without duplication of any materiality qualifier) as of the Subsequent Closing, both before and after giving effect to the Subsequent Notes; and

(vi) the Initial Notes have been issued and purchased in accordance with the terms of this Agreement.

ARTICLE 8
[Reserved]

ARTICLE 9
EXPENSES AND INDEMNITY

Section 9.1 Expenses.

Each Credit Party hereby agrees to promptly pay (a) all reasonable and documented out-of-pocket costs and expenses of the Agent and the Purchasers (but limited, in the case of legal expenses, to the reasonable and documented out-of-pocket fees, costs and expenses of (i) two (2) firms of counsel to the Agent and the Purchasers in each relevant jurisdiction that is material to the interests of the Agent and Purchasers and (ii) if reasonably necessary, a single local or special counsel for the Agent and Purchasers, taken as a whole, in each relevant jurisdiction or specialty (including restructuring matters) that is material to the interest of such Persons (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of an actual or perceived conflict of interest between the Agent and Purchasers (where the Person affected by such conflict of interest informs the Issuer in writing of such conflict of interest), one (1) additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated taken as a whole), in connection with loan proposals and commitments, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents, in connection with the performance by the Agent and the Purchasers of their respective rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents and (B) any public record searches conducted by or at the request of the Agent or the Purchasers from time to time (including, without limitation, title investigations and public records searches, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (b) without limitation of the preceding clause (a), all documented costs and expenses of the Agent and its Affiliates (and each Purchaser and its Affiliates, as applicable) in connection with (i) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral, (ii) any litigation, dispute, suit or proceeding relating to any Financing Document, and (iii) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents (it being agreed that such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other advisors (but limited, in the case of legal expenses, to the reasonable and documented out-of-pocket fees, costs and expenses of (i) two (2) firms of counsel to the Agent and the Purchasers in each relevant jurisdiction that is material to the interests of the Agent and Purchasers and (ii) if reasonably necessary, a single or special local counsel for the Agent and Purchasers, taken as a whole, in each relevant jurisdiction or specialty (including restructuring matters) that is material to the interest of such Persons (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of an actual or perceived conflict of interest between the Agent and Purchasers (where the Person affected by such conflict of interest informs the Issuer in writing of such conflict of interest), one (1) additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated taken as a whole)), and (c) all reasonable and documented out of pocket fees, costs and expenses incurred by the Purchasers in connection with (i) any inspections or visits in accordance with Section 4.6 and (ii) any litigation, dispute, suit or proceeding relating to any Financing Document or in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents (but limited, in the case of legal expenses, to the reasonable and documented out-of-pocket fees, costs and expenses of (i) two (2) firms of counsel to the Agent and the Purchasers in each relevant jurisdiction that is material to the interests of the Agent and Purchasers and (ii) if reasonably necessary, a single local or special counsel for the Agent and Purchasers, taken as a whole, in each relevant jurisdiction or specialty (including restructuring matters) that is material to the interest of such Persons (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of an actual or perceived conflict of interest between the Agent and Purchasers (where the Person affected by such conflict of interest informs the Issuer in writing of such conflict of interest), one (1) additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated taken as a whole). Without limiting the foregoing, if any Credit Party or any Subsidiary is required to take any action under any Financing Document, such action shall be taken at the expense of such Credit Party or Subsidiary. Notwithstanding anything herein to the contrary, the aggregate amount of the Credit Parties’ and Subsidiaries’ reimbursement obligations incurred pursuant to this Section 9.1 for legal expenses of Agent up to the Initial Closing shall not exceed $80,000; provided further that the non-refundable deposit in the amount of $0 delivered by Issuer to Agent or one of its Affiliates prior to the Closing Date shall be credited against all obligations of the Credit Parties’ and Subsidiaries’ incurred pursuant to this Section 9.1.

Section 9.2 Indemnity.

In consideration for the execution and delivery of this Agreement by the Agent and the Purchasers and the agreement to purchase the Purchased Securities provided hereunder, each Credit Party hereby agrees to indemnify, pay and hold harmless the Agent, the Purchasers and their respective Affiliates and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of the Agent, the Purchasers and their respective Affiliates (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, costs and expenses of one (1) firm of counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of such Indemnitees (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of an actual or perceived conflict of interest between Indemnitees (where the Indemnitee affected by such conflict of interest informs the Issuer in writing of such conflict of interest), one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole), in connection with any investigative, remedial, administrative, judicial or other like matter or proceeding (whether initiated or threatened), whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party or Subsidiary, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by the Agent or the Purchasers) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated by this Agreement, the other Financing Documents, the Notes and other Obligations and/or the transactions contemplated hereby including the Closing Date Transactions (including (a)(i) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by any Credit Party or any Subsidiary thereof of any Hazardous Materials or any Hazardous Materials Contamination, (ii) arising out of or relating to the offsite disposal of any materials generated or present on any such property or (iii) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of a Credit Party or Subsidiary, and (b) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Purchased Securities, except that Credit Parties shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from (A) the fraud, bad faith, gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction, (B) a material breach of any obligations of such Indemnitee under any Financing Document by such Indemnitee in bad faith, as determined by a final non-appealable judgment of a court of competent jurisdiction or (C) disputes solely among Indemnitees not arising from the conduct of any Credit Party. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Credit Parties shall contribute the maximum portion which they are permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. This Section 9.2 shall not apply to claims for expenses or indemnification for Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. All Obligations provided for in this Section 9.2 shall survive repayment of the Notes, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Security Documents and termination of this Agreement. All amounts due under this Section 9.2 shall be paid within thirty (30) days after written demand therefor.

ARTICLE 10
TAXES; YIELD PROTECTION

Section 10.1 Taxes.

(a) [Reserved]

(b) Other Taxes. Each Credit Party agrees to timely pay to the applicable Governmental Authority any present or future stamp, intangible, recording or documentary Taxes or any other similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (“Other Taxes”).

(c) Indemnification. The Credit Parties shall jointly and severally indemnify the Agent and the Purchasers, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Agent or the Purchasers or required to be withheld or deducted from a payment to the Agent or the Purchasers and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuers by a Purchaser shall be conclusive absent manifest error.

(d) Foreign Purchasers. Each Foreign Purchaser that is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Purchaser was already a Purchaser hereunder immediately prior to such assignment) shall execute and deliver to the Issuers United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested as to such Purchaser’s entitlement to a complete exemption from withholding or deduction of Taxes, if any, on or prior the date on which such Foreign Purchaser becomes a party hereto or becomes an assignee of an interest pursuant to Section 12.6(a) (and from time to time thereafter upon the reasonable request of the Issuer). Any Foreign Purchaser that is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code, shall also provide each Issuer along with IRS Form W-8BEN or W-8BEN-E, as applicable, a certificate representing to each Issuer that such Foreign Purchaser is not a “bank” for purposes of Section 881(c) of the Code, is not a 10% holder of any Issuer described in Section 871(h)(3)(B) of the Code, is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code) and is not a conduit entity participating in a conduit financing arrangement as defined in Treasury Regulation Section 1.881-3, at such time (and from time to time thereafter upon the reasonable request of the Issuer). Each Purchaser shall provide new forms (or successor forms) or certificates upon the expiration or obsolescence of any previously delivered forms, to the extent legally entitled to do so, and to promptly notify each Issuer of any change in circumstances which would modify or render invalid any claimed exemption or reduction. If a payment made to a Purchaser under any Financing Document or any payment would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser or the Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser or the Agent shall deliver to the Issuers and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Issuers, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuers as may be necessary for the Issuers to comply with its obligations under FATCA, to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Furthermore, any Foreign Purchaser shall, to the extent it is legally entitled to do so and to the extent in any Purchaser’s reasonable judgment such completion, execution or submission would not subject such Purchaser to any material unreimbursed cost or expense and would not materially prejudice the legal or commercial position of such Purchaser, deliver to the Issuers on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement or becomes an assignee of an interest pursuant to Section 12.6(a) (and from time to time thereafter upon the reasonable request of the Issuers), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Issuers to determine the withholding or deduction required to be made.

(e) United States Purchasers. Any Purchaser other than a Foreign Purchaser that is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Purchaser was already a Purchaser hereunder immediately prior to such assignment) shall execute and deliver to the Issuer one or more (as the Issuer may reasonably request) United States Internal Revenue Service Form W-9, certifying to such Purchaser’s U.S. Taxpayer Identification Number and that it is not subject to United States federal backup withholding taxes on or about the date on which such Purchaser becomes a party hereto or becomes an assignee of an interest pursuant to Section 12.6(a) (and from time to time thereafter upon the reasonable request of the Issuer). Each Purchaser shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms pursuant to this paragraph (e) and to promptly notify the Issuers of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f) Agent (including any successor Agent) shall provide, on or about the date on which such Person becomes an Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), a duly executed and completed IRS Form W-9 certifying to Agent’s U.S. Taxpayer Identification Number and that it is not subject to United States federal backup withholding taxes. Agent shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms pursuant to this paragraph (f) and shall promptly notify the Issuers of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(g) [Reserved]

Section 10.2 Capital Adequacy.

If any Purchaser shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Purchaser or any Person controlling such Purchaser with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Purchaser’s or such controlling Person’s capital as a consequence of such Purchaser’s obligations hereunder to a level below that which such Purchaser or such controlling Person could have achieved but for such adoption, phase-in, phase-opt, change, interpretation, administration, application or compliance (taking into consideration such Purchaser’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Purchaser (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Credit Parties shall promptly pay to such Purchaser such additional amounts as will compensate such Purchaser or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Purchaser first made demand therefor; provided that if the event giving rise to such amount has retroactive effect, such one hundred eighty (180) day period shall be extended to include the period of retroactive effect.

Section 10.3 Increased Costs.

If any Purchaser shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application of any Law by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Purchaser or any Person controlling such Purchaser with any request, guideline or directive of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Purchaser, or (b) shall impose on any Purchaser any other condition affecting its Notes, any of its Notes (if any) or its obligation to make Notes; and the result of anything described in clauses (a) and (b) above is to increase the cost to (or to impose a cost on) such Purchaser of making or maintaining any Notes, or to reduce the amount of any sum received or receivable by such Purchaser under this Agreement or under any of its Notes (if any) with respect thereto, then upon demand by such Purchaser (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Credit Parties shall promptly, and in any event within thirty (30) days of demand therefor, pay directly to such Purchaser such additional amount as will compensate such Purchaser or controlling Person for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Purchaser first made demand therefor; provided that if the event giving rise to such amount has retroactive effect, such one hundred eighty (180) day period shall be extended to include the period of retroactive effect.

Section 10.4 Mitigation Obligations.

If any Purchaser requests compensation under either Section 10.2 or Section 10.3, or requires Issuer to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 10.1, then, upon the written request of the Issuer, such Purchaser shall use reasonable efforts to designate a different lending office for funding or booking its Notes hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (b) would not subject such Purchaser to any unreimbursed cost or expense and (c) would not otherwise be disadvantageous to such Purchaser (as determined in its sole discretion). Without limitation of the provisions of Section 9.1, Issuer hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Purchaser in connection with any such designation or assignment.

Section 10.5 Conclusiveness of Statements; Survival.

Determinations and statements of any Purchaser pursuant to Sections 10.1, 10.2 and 10.3 shall be conclusive and binding absent manifest error. The Purchasers may use reasonable averaging and attribution methods in determining compensation under Sections 10.1, 10.2 and 10.3, and the provisions of such Sections shall survive repayment of the Notes and termination of this Agreement.

Section 10.6 Dodd-Frank.

Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines and directives thereunder or issued in connection therewith (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, shall be deemed, in each case, for all purposes of this Agreement, to be adopted after the date of this Agreement, regardless of the date actually enacted, adopted or issued.

ARTICLE 11
AGENT

Section 11.1 Appointment and Authorization.

(a) General. Each Purchaser and the Agent hereby irrevocably appoints and authorizes the Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as the Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Purchaser or the Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against the Agent.

(b) Specific Rights Regarding Collateral. Without limiting the generality of the powers of the Agent, as set forth above, the Agent is hereby authorized to act as “collateral agent” for each Purchaser, the Agent and each other Secured Party pursuant to each of the Financing Documents. In such capacity, the Agent has the right to exercise all rights and remedies available under the Financing Documents, the UCC and any other applicable Law, as further described in Section 11.3.

Section 11.2 Agent and Affiliates.

[●] and its Affiliates and Approved Funds may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Credit Party and any Affiliate of any Credit Party as though [●] were not the Agent under the Financing Documents and without notice to or consent of any Purchaser. Each Purchaser acknowledges that, pursuant to such activities, [●] and its Affiliates may receive information regarding Credit Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Credit Party or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. The Agent shall have the same rights and powers under the Financing Documents as any other Purchaser and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not the Agent hereunder.

Section 11.3 Delegation of Duties.

The Agent may execute any of its duties under this Agreement or any other Financing Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care. Without limiting the generality of the powers of the Agent, as set forth above, the Agent is hereby authorized to act as collateral agent and administrative agent for each Purchaser pursuant to each of the Financing Documents. In its capacity as collateral agent, the Agent has the right to exercise all rights and remedies available under the Financing Documents, the UCC, and other applicable Law, as directed by the Required Purchasers, which rights and remedies shall include, in the event of a foreclosure by the Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of the Agent, as agent for all of the Purchasers, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale. The Agent, as agent for all of the Purchasers, shall be entitled at any such sale to offset any of the Obligations against the purchase price payable by the Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Credit Party in connection with such sale. The Agent shall have the authority to take such other actions as it may deem necessary or desirable, and as may be approved by the Required Purchasers, to consummate a sale of the type described in the immediately preceding sentences. Without limiting the generality of the powers of the Agent, as set forth above, in the context of any bankruptcy or other insolvency proceeding involving any Credit Party, the Agent is hereby authorized to, at the direction of the Required Purchasers: (a) file proofs of claim and other documents on behalf of the Purchasers, (b) object or consent to the use of cash collateral, (c) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Purchasers or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (d) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations, as may be agreed to by the Required Purchasers on behalf of all of the Purchasers, (e) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (d) and to offset any of the Obligations against the purchase price payable by the Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Credit Party in connection with such sale, and (f) seek, object or consent to any Credit Party’s provision of adequate protection of the interests of the Agent and/or the Purchasers in the Collateral.

Section 11.4 Action by the Agent; Action by Secured Parties.

(a) Agent. The Agent shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Purchaser or any other Person. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein. Actions taken by the Agent hereunder, under the other Financing Documents or upon the instructions of Required Purchasers or such other portion of the Purchasers (as required hereunder), shall be binding upon each Purchaser and each of the other Secured Parties.

(b) Secured Parties. Anything in this Agreement or any other Financing Document to the contrary notwithstanding, each Secured Party hereby agrees with each other Secured Party and with the Agent that no Secured Party shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Financing Document (including exercising any rights of set-off) without first obtaining the prior written consent of the Agent, it being the intent of the Purchasers and the other Secured Parties that any such action to protect or enforce rights against any Credit Party under this Agreement and the other Financing Documents shall be taken in concert and at the direction or with the consent of the Agent.

Section 11.5 Consultation with Experts.

The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.6 Liability of the Agent.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Secured Party for any action taken or not taken by it in connection with the Financing Documents, except that the Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own fraud, bad faith, gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements specified in any Financing Document, (c) the satisfaction of any condition specified in any Financing Document, (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party or Subsidiary. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Secured Party to whom payment was due but not made, shall be to recover from other Secured Parties any payment in excess of the amount to which it is determined to be entitled (and such other Secured Parties hereby agree to return to such Secured Party any such erroneous payments received by them).

Section 11.7 Indemnification.

The Purchasers shall, on a ratable basis, indemnify the Agent (to the extent not reimbursed by Credit Parties) upon demand against any cost, expense (including counsel fees and disbursements), withholding Tax liability, claim, demand, action, loss or liability (except such as result from such the Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that the Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by the Agent hereunder or thereunder, in each case solely in its capacity as such (and not as a Purchaser). Agent (in its capacity as a Purchaser), and all Purchasers who are Affiliates of Agent shall be responsible for their pro rata share of any such indemnity. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Purchasers until such additional indemnity is furnished.

Section 11.8 Right to Request and Act on Instructions.

The Agent may at any time request instructions from the Purchasers with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents the Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Purchasers or all or such other portion of the Purchasers as shall be prescribed by this Agreement. Without limiting the foregoing, no Secured Party shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Purchasers (or all or such other portion of the Purchasers as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Purchasers (or such other applicable portion of the Purchasers), the Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes it to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.7.

Section 11.9 Credit Decision.

Each Purchaser acknowledges that it has, independently and without reliance upon the Agent or any other Purchaser, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.10 Collateral Matters.

Secured Parties irrevocably authorize the Agent, at its option and in its discretion, to (a) release any Lien granted to or held by the Agent under any Security Document (i) upon Payment in Full of the Obligations or (ii) constituting property (x) sold or disposed of as part of or in connection with any disposition permitted under any Financing Document or (y) that is or has become Excluded Property (as defined in the Security Agreement) pursuant to clause (k) of the definition thereof (it being understood and agreed that the Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property or such property constituting or becoming such type of Excluded Property being made in full compliance with the provisions of the Financing Documents), (b) [reserved], and (c) release (i) any Subsidiary Grantor of all or any portion of the Obligations if all of the Capital Stock of such Subsidiary Grantor is sold or otherwise ceases to be a Subsidiary in a transaction permitted hereunder to the extent that after giving effect to such transaction such Credit Party would not be required to guarantee any Obligation pursuant to Section 4.11 or (ii) all Credit Parties from their Obligations under the Financing Documents upon Payment in Full of the Obligations. Upon request by the Agent at any time, Secured Parties will confirm the Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.10.

Section 11.11 Agency for Perfection.

The Agent and each Secured Party hereby appoint each other Secured Party as agent for the purpose of perfecting the Agent’s security interest in assets which, in accordance with the UCC in any applicable jurisdiction, can be perfected by possession or control. Should any Secured Party (other than the Agent) obtain possession or control of any such assets, such Secured Party shall notify the Agent thereof, and, promptly upon the Agent’s request therefor, shall deliver such assets to the Agent or in accordance with the Agent’s instructions or transfer control to the Agent in accordance with the Agent’s instructions. Without limiting the provisions of Section 11.4(b), each Secured Party agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Obligations unless instructed to do so by the Agent (or consented to by the Agent, as provided in Section 8.3), it being understood and agreed that such rights and remedies may be exercised only by the Agent.

Section 11.12 Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent shall have received written notice from a Purchaser or the Issuer referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Purchasers (or all or such other portion of the Purchasers as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of the Purchasers.

Section 11.13 Successor Agent.

The Agent may at any time give notice of its resignation to the Purchasers and the Issuer. Upon receipt of any such notice of resignation, Required Purchasers shall have the right to appoint a successor Agent. Upon the acceptance of a successor’s appointment as the Agent hereunder and notice of such acceptance to the resigning Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning (or resigned) Agent, the resigning Agent’s resignation shall become immediately effective and the resigning Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The fees payable by the Issuer to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Issuer and such successor. If no such successor shall have been so appointed by Required Purchasers and shall have accepted such appointment within thirty (30) days after the resigning Agent gives notice of its resignation, then the resigning Agent, from and following the expiration of such thirty (30) day period, (a) shall have the exclusive right, upon one (1) Business Day’s notice to the Issuer and the Purchasers, to make its resignation effective immediately, and (b) may (but shall not be obligated to), on behalf of the Purchasers, appoint a successor Agent. From and following the effectiveness of its resignation, (i) the resigning Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (ii) all payments, communications and determinations provided to be made by, to or through the resigning Agent shall instead be made by or to each Purchaser directly, until such time as Required Purchasers appoint a successor Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any resigning Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Financing Documents in respect of any actions taken or omitted to be taken by any of them while the resigning Agent was acting or was continuing to act as the Agent.

Section 11.14 Right to Perform, Preserve and Protect.

If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, the Agent itself may, but shall not be obligated to, cause such obligation to be performed at Credit Parties’ expense. The Agent is further authorized by Credit Parties and Secured Parties to make expenditures (including legal and other expenses incurred from time to time) from time to time which the Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Credit Parties, the Collateral, or any portion thereof, (b) enhance the likelihood of, or maximize the amount of, repayment of the Notes and other Obligations and/or (c) to enforce its rights and claims in the Collateral and against the Credit Parties and defend Agent’s rights and interests in the Collateral and under the Financing Documents. Each Credit Party hereby agrees to reimburse the Agent for any and all costs, liabilities and obligations incurred by the Agent pursuant to this Section 11.14, in accordance with Section 9.1. Each Purchaser hereby agrees to indemnify the Agent upon demand for any and all costs, liabilities and obligations incurred by the Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.7. In addition, the Agent shall be entitled to request advances from time to time from the Purchasers for the purpose of covering the expenditures expected to be incurred pursuant to this Section 11.14.

Section 11.15 Additional Titled Agents.

Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than the Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Secured Party.

Section 11.16 Subordinated Debt and Junior Debt.

Each Purchaser hereby irrevocably appoints, designates and authorizes the Agent to enter into any additional intercreditor agreement, any Junior Lien Intercreditor Agreement or any other subordination or intercreditor agreement pertaining to any Subordinated Debt, Junior Debt or other Debt permitted hereunder on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 11.16). Subject to Section 12.5, Each Purchaser further agrees to be bound by the terms and conditions of any additional intercreditor agreement, any Junior Lien Intercreditor Agreement or any other subordination or intercreditor agreement pertaining to any Subordinated Debt or Junior Debt or other Debt permitted hereunder. Each Purchaser hereby authorizes the Agent to issue (and receive, as applicable) blockage notices in connection with any Subordinated Debt or Junior Debt at the direction of the Required Purchasers (it being agreed and understood that the Agent will not act unilaterally to issue such blockage notices). After the Closing Date, the Agent and the Issuer agree to negotiate a Junior Lien Intercreditor Agreement with the holders of the existing Junior Debt on terms reasonably satisfactory to the Agent and the Issuer, and in any event to execute such Junior Lien Intercreditor Agreement within 45 days after the Closing Date.

Section 11.17 Third Party Beneficiaries.

The provisions of this Article 11 are solely for the benefit of the Secured Parties. Other than Section 11.10, Section 11.14 and Section 11.16, no Credit Party or any Subsidiary shall have any rights as a third-party beneficiary of any of the provisions of this Article 11. The provisions of this Article 11 and the other Financing Documents relating to Collateral shall benefit each Secured Party if, by accepting such benefits, such Secured Party agrees to be bound by the provisions of this Article 11 and all other provisions of the Financing Documents running to the benefit of the Agent from any Purchaser, as if each other Secured Party was a Purchaser hereunder. In furtherance of the foregoing, and as a condition to its acceptance of the benefits set forth above, each other Secured Party agrees that the Agent and each of the other Secured Parties shall be entitled to act in its sole discretion without regard to the interests of the Secured Party seeking the benefit hereof, without any duty or liability to such Secured Party and without having any duty to notify or seek the consent of such Secured Party prior to taking any action or omitting to take any action.

Section 11.18 Actions in Concert.

For the sake of clarity, each Purchaser hereby agrees with each other Purchaser that no Purchaser shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Financing Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Agent or the Required Purchasers, it being the intent of the Purchasers that any such action to protect or enforce rights under this Agreement the Notes and the other Financing Documents shall be taken in concert and at the direction or with the consent of the Agent or the Required Purchasers.

ARTICLE 12
MISCELLANEOUS

Section 12.1 Survival.

All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Articles 9, 10, 11 and 12 shall survive the Payment in Full of the Obligations (both with respect to any Purchaser and all Purchasers collectively) and any termination of this Agreement.

Section 12.2 No Waivers; Remedies Cumulative.

No failure or delay by the Agent or any Purchaser in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, e-mail, electronic submissions or similar writing, but in no event by text message) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Purchaser who becomes a Purchaser after the date hereof, in an Assignment Agreement or in a notice delivered to the Issuers and the Agent and each other Purchaser by the assignee Purchaser forthwith upon such assignment) or by electronic submissions, as provided below, or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the Agent, each other Purchaser and the Issuers; provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions (but in no event by text message) only in accordance with the provisions of Section 12.3(b). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, (ii) if given by e-mail or other electronic submissions, as set forth in Section 12.3(c) or (iii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, but in no event by text message) provided, that the foregoing shall not apply to notices sent directly to any party hereto if such party has notified the other parties in writing that it has elected not to receive notices by electronic communication (which election may be limited to particular notices).

(c) (i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 12.4 Severability.

In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5 Amendments and Waivers.

(a) General Provisions. No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the Issuers (other than with respect to any subordination or intercreditor agreement or terms pursuant to which any Debt and/or any Liens securing such Debt is Subordinated Debt or Junior Debt and the Liens securing the Obligations, none of which shall require the signature or approval of any Issuer) and Required Purchasers (or by the Agent with the prior written approval of Required Purchasers), and, if (i) any amendment, waiver or other modification would either increase a Purchaser’s funding obligations in respect of any Note, by such Purchaser, and (ii) the rights or duties of the Agent are affected thereby, by the Agent; provided that no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all Purchasers directly affected thereby (or by the Agent with the prior written approval of each such Purchaser), (A) reduce the principal of, rate of interest on, or any fees with respect to the Notes or forgive any principal, interest, or fees, other than (i) as a result of a waiver of an Event of Default, or (ii) as a result of the implementation of any pricing grid with respect to interest rate margins and fees, (B) defer, extend or postpone the date fixed for, or waive or forgive, any payment of principal of the Notes, or of interest on the Notes or fees hereunder or defer, extend or postpone the date of termination of the commitment of any Purchaser hereunder, (C) change the definition of the term Required Purchasers, (D) amend Article 2 or Section 8.4 in a manner that would alter the pro rata sharing of payments required thereby, (E) release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder), (F) subordinate all or substantially all of the Collateral or subordinate the Obligations (other than in connection with (I) any Debt of the type permitted under Section 5.1(h) or Section 5.1(l), (II) any Real Estate Financing, any Sale Leaseback Transaction, any Permitted Floor Financing or any other Debt to the extent such Debt is permitted to be secured by a priority Lien under this Agreement and/or (III) any other financing that, in the case of this clause (III), is offered to each Purchaser on a pro rata basis and approved by the Required Purchasers), or (G) amend, waive or otherwise modify this Section 12.5(a) or the definitions of the terms used in this Section 12.5(a) insofar as the definitions affect the substance of this Section 12.5(a); provided that, notwithstanding anything herein to the contrary, (x) the waiver of (or amendment to the terms of) any mandatory prepayment of the Notes shall not constitute a postponement of any date scheduled for the payment of principal or interest and (y) a waiver of any condition precedent set forth in Article 7 or the waiver of any Default or Event of Default (in each case other than pursuant to Section 8.1(a)) shall not constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of interest or any payment of fees. It is hereby understood and agreed that all Purchasers shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) or (G) of the preceding sentence. Any waiver of any provision of this Agreement or any other Financing Document shall be effective only in the specific instance and for the specific purpose for which it is given. No delay on the part of the Agent or any Purchaser in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

(b) Agent. No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of Article 11 pertaining to the Agent, or any other rights or duties of the Agent under this Agreement or the other Financing Documents, without the written consent of the Agent, the Issuers, and Required Purchasers; provided, that any amendment reducing Agent’s obligations or increasing or adding any fees, indemnities or other charges payable to Agent (other than proportional increases or additions to fees, indemnities, or other charges payable to Agent in connection with increases in the Obligations permitted under this Agreement and the other Financing Documents) shall require the consent of holders of a majority of the outstanding principal balance of the Notes that are not Affiliates of Agent.

(c) Miscellaneous. Anything in this Section 12.5 to the contrary notwithstanding, any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Financing Document that relates only to the relationship of the Purchasers and the Agent among themselves, and that does not affect the rights or obligations of Credit Parties, shall not require consent by or the agreement of any Credit Party.

Section 12.6 Assignments; Participations.

(a) Assignments.

(i) Subject to Section 4.13, any Purchaser may at any time assign to one or more Eligible Assignees all or any portion of such Purchaser’s Notes, together with all related rights and obligations of such Purchaser hereunder, including for the avoidance of doubt, the rights of such Purchaser under Section 2.1(f) and any unfunded commitment of such Purchaser. Any purported assignment to any Person that is not an Eligible Assignee in accordance with the definition thereof shall be null and void. The amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 (unless such assignment is made to an existing Purchaser or an Affiliate or Approved Fund of any existing Purchaser or is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the outstanding Notes); provided, that, in connection with simultaneous assignments to two or more Affiliated Persons, including related Approved Funds, such Affiliated Persons and Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. The Issuers, the Agent and the Purchasers shall be entitled to continue to deal solely and directly with such Purchaser in connection with the interests so assigned to an Eligible Assignee until the Purchasers and the Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto.

(ii) From and after the date on which the conditions described above have been met and recordation in the register described in paragraph (iii) below, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Purchaser hereunder and (B) the assigning Purchaser, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Purchaser) pursuant to an effective Assignment Agreement, each Issuer shall execute and deliver to such Eligible Assignee (and, as applicable, the assigning Purchaser) Notes in the aggregate principal amount of the Eligible Assignee’s Notes (and, as applicable, Notes in the principal amount of the Notes retained by the assigning Purchaser). Upon receipt by the assigning Purchaser of such Note (or commitments, as applicable), the assigning Purchaser shall promptly return to the Issuers any prior Note held by it.

(iii) The Issuers shall maintain at its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Purchaser, and the commitments of, and principal amount and interest of the Notes owing to, such Purchaser pursuant to the terms hereof. The entries in such register shall be conclusive, absent manifest error, and the Issuers, the Agent and the Purchasers may treat each Person whose name is recorded therein pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. Such register shall be available for inspection by the Agent and any Purchaser (provided that each Purchaser’s right of inspection shall be limited to information about such Purchaser), at any reasonable time upon reasonable prior notice to the Issuers. Any assignment may be effected only upon the registration thereof as provided in this paragraph (iii).

(iv) Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Purchaser, including any pledge or grant to secure obligations to a Federal Reserve Bank or to a trustee as security for the benefit of its noteholders, other security holders or creditors of a Purchaser; provided that no such pledge or grant shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or grantee for such Purchaser as a party hereto.

(b) Participations.

Subject to Section 4.13, any Purchaser may at any time, without the consent of, or notice to, the Issuers or the Agent, sell to one or more Persons participating interests in its Notes, commitments or other interests hereunder (any such Person, a “Participant”), provided, no participation shall be made to any Credit Party or any of their respective Affiliates, any natural person or any Disqualified Purchaser. In the event of a sale by a Purchaser of a participating interest to a Participant, (i) such Purchaser’s obligations hereunder shall remain unchanged for all purposes, (ii) the Issuers and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder and (iii) all amounts payable by each Issuer shall be determined as if such Purchaser had not sold such participation and shall be paid directly to such Purchaser. Notwithstanding the foregoing, however, the Issuers agree that each Participant shall be entitled to the benefits of Section 10.1 as if it were a Purchaser (provided that such Participant complies with the requirements of Section 10.1(d) and (e) as if it were a Purchaser; provided further, that no Participant shall receive any greater compensation pursuant to Section 10.1 than would have been paid to the participating Purchaser if no participation had been sold). No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Purchasers or, as applicable, all affected Purchasers. The Issuers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Purchaser under this Agreement; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Purchasers, as provided in Section 8.3. In the event that a Purchaser sells a participation, the Purchaser, as a non-fiduciary agent on behalf of the Issuers, shall maintain (or cause to be maintained) in the United States a register (the “Participant Register”) on which it enters the name and addresses of all participants in the Obligations held by it and the rights of such participants in the Obligations (including principal amount, interest thereon, and fees of the portion of such Obligations that is subject to such participations). No Purchaser shall have an obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Note or any Obligation), except as otherwise required by applicable Law and to the Issuers at its reasonable request and then, solely to the extent that such disclosure is required to establish that such participation, Note or Obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c) of the Treasury Regulations. Any participation or transfer thereof may be effected only by the registration of such participation on the Participant Register.

(c) Credit Party Assignments.

No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of the Agent and each Purchaser.

Section 12.7 Headings.

Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.8 [Reserved].

Section 12.9 Waiver of Consequential and Other Damages.

To the fullest extent permitted by applicable Law, no Credit Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Notes or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.10 Marshaling; Payments Set Aside.

Neither the Agent nor any other Secured Party shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Issuers or any other Credit Party makes any payment or the Agent enforces its Liens or the Agent or any Purchaser exercises its right of setoff, and such payment or the proceeds of such enforcement or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 12.11 GOVERNING LAW; SUBMISSION TO JURISDICTION.

THIS AGREEMENT AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE AGENTS’ ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN OR IN ACCORDANCE WITH THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 12.12 WAIVER OF JURY TRIAL.

EACH CREDIT PARTY, THE AGENT AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH CREDIT PARTY, THE AGENT AND EACH PURCHASER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH CREDIT PARTY, THE AGENT AND EACH PURCHASER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 12.13 [Reserved].

Section 12.14 Counterparts; Signatures; Integration.

This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic communication to any Financing Document shall bind the parties to the same extent as would a manually executed counterpart. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 12.15 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each of the other Financing Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each of the other Financing Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Financing Document.

Section 12.16 USA PATRIOT Act Notification.

The Agent (for itself and not on behalf of any Purchaser) and each Purchaser hereby notifies Credit Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Credit Parties, which information includes the name and address of each Credit Party and such other information that will allow the Agent or such Purchaser, as applicable, to identify Credit Parties in accordance with the USA PATRIOT Act.

Section 12.17 Joint and Several Liabilities.

(a) Joint and Several. Each Credit Party hereby agrees that such Credit Party is jointly and severally liable for the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Agent and the Purchasers by each other Credit Party pursuant to the terms of this Agreement and the other Financing Documents. Each Credit Party agrees that its obligations hereunder shall not be discharged until Payment in Full, and that its obligations under this Section 12.17 shall be absolute and unconditional, irrespective of, and unaffected by,

(i) the effect on the other Credit Parties of (A) any lack of genuineness, validity, regularity, or enforceability of or (B) any future amendment of, or change in, this Agreement, any other Financing Document or any other agreement, document or instrument to which any Credit Party is or may become a party;

(ii) the absence of any action to enforce this Agreement (including this Section 12.17) or any other Financing Document or the waiver or consent by the Agent and the Purchasers with respect to any of the provisions thereof;

(iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Agent and the Purchasers in respect thereof (including the release of any such security);

(iv) the insolvency of any Credit Party; or

(v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than a defense of the occurrence of Payment in Full).

(b) Benefit of Joint and Several Obligations. Each Credit Party agrees that the provisions of this Section 12.17 are for the benefit of the Agent and the Purchasers and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between all Credit Parties and the Agent or the Purchasers, the obligations of the Credit Parties under the Financing Documents.

ARTICLE 13
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants as follows:

Section 13.1 Authorization; No Contravention.

The execution, delivery and performance by each Purchaser of this Agreement and each other Financing Document to which it is a party: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its Organizational Documents or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of any of its contractual obligations, or any order or decree directly relating to it.

Section 13.2 Binding Effect.

This Agreement has been duly executed and delivered by the Purchasers and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 13.3 No Legal Bar.

The execution, delivery and performance of this Agreement by each Purchaser will not violate any requirement of Law applicable to it.

Section 13.4 Securities Laws.

(a) The Securities are being or will be acquired by each Purchaser hereunder for the purpose of investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction which would be in violation of the Securities Act or state securities laws or which would require the issuance and sale of the Securities hereunder to be registered under the Securities Act, subject, however, to the disposition of each Purchaser’s property being at all times within its control. Each Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Securities in violation of the Securities Act. Each Purchaser does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the securities to be issued to it hereunder.

(b) Each Purchaser is an “accredited investor” as (as defined in Rule 144A under the Securities Act of 1933 as amended (the “Securities Act”)), or (2) an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act) with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Securities, and understands that the offer and sale of the Securities meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J); and (i) such Purchaser (1) is an institutional account as defined in FINRA Rule 4512(c), (2) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (3) has exercised independent judgment in evaluating its participation in the purchase of the Securities, and accordingly, understands that the placement of the Securities meets (x) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (y) the institutional customer exemption under FINRA Rule 2111(b).

(c) Each Purchaser understands that (i) the Securities constitute “restricted securities” under the Securities Act, (ii) it must bear the economic risk of its investment in the Securities for an indefinite period of time because the Securities are not registered under the Securities Act or any applicable state securities law and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from registration is available (iii) the offer and sale of the Securities hereunder is not registered under the Securities Act or under any “blue sky” laws in reliance upon certain exemptions from such registration and that the Credit Parties are relying on the representations made herein by each Purchaser in its determination of whether such specific exemptions are available, and (iv) the Securities may not be transferred except pursuant to an effective registration statement under the Securities Act, or under an exception from such registration available under the Securities Act, and under applicable “blue sky” laws or in a transaction exempt from such registration. Furthermore, each Purchaser understands that the Issuer may not be eligible to conduct an offering pursuant to Regulation D. Each Purchaser acknowledges that: (A) it has no right to require registration of the Notes or Warrants under the Securities Act or any “blue sky” laws, and (B) there is not now and is not contemplated to be any public market for the Notes or Warrants. As a result, each Purchaser is prepared to bear the economic risk of an investment in the Notes and Warrants for an indefinite period of time.

(d) Each Purchaser and its advisors (i) have been furnished with or have had access to all material books and records of the Credit Parties and all of its material contracts, agreements and documents and (ii) have had an opportunity to ask questions of, and receive answers, and to obtain any additional information to verify the accuracy of any information previously furnished, from management and representatives of the Credit Parties and which representatives have made available to them such information regarding the Credit Parties and their current respective businesses, operations, assets, finances, financial results, financial condition and prospects in order to make a fully informed decision to purchase and acquire the Securities. Without limiting the generality of the forgoing, each Purchaser has not relied on any statements or other information provided by anyone (including, without limitation, the Placement Agents, and any of their respective affiliates or any control persons, officers, directors, employees, partners or agents of any of the forgoing) other than the Company concerning the Company, the Securities or the offer and sale of the Securities. Each Purchaser acknowledges that it has made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the Purchaser’s acquisition of the Securities. Each Purchaser acknowledges and agrees that (i) none of the Placement Agents, or any affiliate of the Placement Agents, has provided such Purchaser with any information or advice with respect to the Securities nor is such information or advice necessary or desired and (ii) none of the Placement Agents nor any of their respective affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Securities. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company or the quality or value of the Securities and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company, which each Purchaser agrees need not be provided to it. In connection with the issuance of the Securities to each Purchaser, none of the Placement Agents or any of their respective affiliates has acted as an underwriter with respect to the Securities or the transactions contemplated by this Agreement, or as a financial advisor or fiduciary to any Purchaser.

(e) Each Purchaser has generally such knowledge and experience in business and financial matters, and with respect to investments in securities of privately held companies, as to enable it to understand and evaluate the risks of an investment in the Securities and form an investment decision with respect thereto. The foregoing, however, does not limit or modify the representations and warranties set forth in Article 3 of this Agreement or in any other Financing Document or the right of the Purchasers to rely thereon.

(f) Each Purchaser understands that the exemption from registration of resales of the Securities afforded by Rule 144 (the provisions of which are known to the Purchaser) promulgated pursuant to the Securities Act depends on the satisfaction of various conditions, including the requirement that the Credit Parties have been subject to the reporting requirements of Section 13 or Section 15 of the Securities Act for at least ninety (90) days and that, if applicable, Rule 144 affords the basis for such sales only in limited amounts and that the Credit Parties do not now qualify under Rule 144 and may not ever. Each Purchaser understands that nothing in this Agreement shall require the Credit Parties or any of their Subsidiaries to make any filing under the Securities Act or Exchange Act which the Credit Parties or their Subsidiaries are not otherwise obligated to make.

Section 13.5 Governmental Authorization; Third Party Consent.

No approval, consent, compliance, exemption or authorization of any Governmental Authority or any other Person in respect of any requirement of Law, and no lapse of a waiting period under a requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against the Purchasers of this Agreement or the transactions contemplated hereby. No consent is required to be obtained under any contractual obligation applicable to the Purchasers in connection with the execution, delivery or performance of this Agreement or any of the other Financing Documents to which it is a party.

Section 13.6 No Related Party Relationships.

Except as set forth in Schedule 13.6, each Purchaser and its direct or indirect equityholders and their respective affiliates are not affiliates or direct or indirect equityholders of, have no direct or indirect economic interest in, and have not directly or indirectly entered into any agreement, arrangement or understanding (except as expressly set forth in the preceding sentence) with, any director, officer, employee, manager, partner or equityholder (or any of their respective immediate family members (as defined in 40 CFR § 170.305) or any affiliate or spouse of any such director, officer, employee, manager, partner, equityholder or immediate family member) of any other Purchaser, FF Global Partners LLC, FF Top Holding LLC, or any of their respective affiliates (each, a “Related Person”; provided however, for the avoidance of doubt, that the Issuer shall not be considered a “Related Person” for the purposes of this Section 13.6). The transactions contemplated by or related to this Agreement will not directly or indirectly increase any Related Person’s ownership or voting power of the Issuer, and no Related Person will, directly or indirectly, participate in any of the post-closing operations or decisions of or have any other rights or obligations with respect to such Purchaser or any of its direct or indirect equityholders or any of their respective affiliates.

Section 13.7 Organization.

Each Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization, and except as has not had or would not reasonably be expected to have a material adverse effect on such Purchaser’s ability to perform its obligations under the Agreement or to consummate the transactions contemplated hereby on a timely basis. Each Purchaser is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

Section 13.8 Independent Investment Decision.

(a) Each Purchaser has independently evaluated the merits of its decision to purchase the Securities pursuant to this Agreement and conducted and relied upon its own due diligence investigation of the Company and its own in-depth analysis of the merits and risks of the purchase of the Securities. Each Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Issuer to such Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice. Each Purchaser is a sophisticated institutional accredited investor with extensive expertise and experience in financial and business matters and in evaluating private companies and purchasing and selling their securities and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities. Without limiting the generality of the foregoing, each Purchaser has not relied on any statements, representations, warranties or other information provided by the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, concerning the Company or the Securities.

(b) No Placement Agent has provided any advice or recommendation in connection with the offer and sale of the Securities, and no Placement Agent will have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the offer and sale of the Securities or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Securities.

Section 13.9 No Governmental Review.

Each Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

Section 13.10 Residency.

Each Purchaser’s office in which its investment decision with respect to the Securities was made is located at the address set forth for such Purchaser set forth on such Purchaser’s signature page to this Agreement.

Section 13.11 Ownership.

Such Purchaser and its Affiliates are not the direct or indirect owner of record or beneficial owner of shares of Common Stock, securities convertible into or exchangeable for Common Stock, or any other equity or equity-linked security of the Issuer.

Section 13.12 No Brokers.

Other than with respect to the Placement Agents, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Issuer or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of any Purchaser.

Section 13.13 No Reliance.

Each Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person, except for the representations and warranties by the Issuer contained in this Agreement.

Section 13.14 Financial Capacity.

Each Purchaser has, and as of the Closing Date will have, sufficient cash on hand in a U.S. bank account or uncalled capital commitments from creditworthy parties without any condition to fund such Purchaser’s Note Commitment and/or Incremental Note Commitment (as applicable) on the terms and conditions set forth in this Agreement. Such cash has been obtained by such Purchaser in compliance with all applicable Laws.

Section 13.15 No Liability of Placement Agents; Placement Agent Reliance.

(a) Each Purchaser agrees that no Placement Agent or their respective affiliates or any of their respective control persons, officers, directors or employees shall be liable to such Purchaser (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them or have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Placement Agent, the Company or any other person or entity), whether in contract, tort or otherwise, to such Purchaser, or to any person claiming through such Purchaser, in respect of the offer and sale of Securities hereunder, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind provided to the Purchaser concerning the Company, the Securities, this Agreement or the transactions contemplated hereby. On behalf of it and their respective affiliates, each Purchaser releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the offer and sale of the Securities. Each Purchaser agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the offer and sale of the of Securities. Each Purchaser confirms that the undertakings in this paragraph is given freely and after obtaining independent legal advice.

(b) The Placement Agents may rely upon these representations and warranties of the Purchasers in this Agreement.

Section 13.16 Non-Recourse.

Each Purchaser’s contractual obligations hereunder shall be without recourse to its Affiliates, and the officers, directors, employees, managers, trustees and other agents of such Purchaser or its Affiliates. Each Credit Parties’ contractual obligations hereunder or under any Financing Document shall be without recourse to its Affiliates (other than any Affiliate that is a Credit Party), and the officers, directors, employees, managers, trustees and other agents of such Credit Party or its Affiliates.

Section 13.17 Transfer or Resale.

Each Purchaser understands that: (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Purchaser shall have delivered to the Company (if requested by the Company) an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Purchaser provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Purchaser effecting a pledge of the Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Financing Document, including, without limitation, this Section 13.17.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address for Notices	ISSUER

FARADAY FUTURE INTELLIGENT
ELECTRIC INC.
18455 South Figueroa Street
Gardena, California 90248	By:
Attention: Legal Department, [●]	Name: [●]
Phone: [●]	Title: [●]
Email: [●]

with a copy (which shall not constitute notice) to:
[●]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address for Notices	Purchaser

_____________________________	[●]
_____________________________
_____________________________
_____________________________	By:
Name:
Attention: ___________________	Title:
Phone: ______________________
Email: ______________________

with a copy (which shall not constitute notice) to:
_____________________________
Attention: ____________________
Email: _______________________

SUBSIDIARY GRANTOR
18455 South Figueroa Street
Gardena, California 90248
Attention: Legal Department, [●]
Phone: [●]
Email: [●]

with a copy (which shall not constitute notice) to:
[●]

Annex A

Definitions

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC.

“Accounts” means “accounts”, as defined in Article 9 of the UCC.

“Additional Titled Agents” has the meaning set forth in Section 11.15.

“Agent” means [   ], in its capacity as administrative agent and collateral agent for itself and for the other Secured Parties hereunder, pursuant to the Preamble, and under the other Financing Documents, as such capacity is established in, and subject to the provisions of, Article 11, and its successors and assigns in such capacity.

“Agreement” means this Securities Purchase Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, the Laws administered by OFAC, the Criminal Code (Canada), and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Approved Fund” means any Person (other than a natural Person) which (a)(i) is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans, mezzanine notes, and similar extensions of credit in its ordinary course of activities or (ii) temporarily warehouses loans for any Purchaser and (b) is administered, advised or managed by a Purchaser, an entity that administers, advises or manages a Purchaser, or an Affiliate of either.

“Assignment Agreement” means an agreement substantially in the form of Exhibit A hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as in effect from time to time.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) that is named, or owned or controlled by, a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Business Intellectual Property” has the meaning set forth in Section 3.17.

“Capitalized Lease Obligations” shall mean any obligation under a Capital Lease.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person and shall include, without limitation, all operating leases that are not leases for real property.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Equivalents” means (a) direct obligations of the United States, or obligations guaranteed by the United States with a maturity date of no more than six (6) months from the date of acquisition, (b) commercial paper with a duration of not more than three (3) months rated at least A 1 by Standard & Poor’s Ratings Service and P 1 by Moody’s Investors Services, Inc., which is issued by a Person (other than any Credit Party or an Affiliate of any Credit Party) organized under the laws of any state of the United States or of the District of Columbia, (c) time deposits, certificates of deposit and banker’s acceptances with a duration of not more than six (6) months issued by any office located in the United States, or is licensed to conduct a banking business in the United States, and has capital, surplus and undivided profits of at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (b) above, (d) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (c) above, (e) any money market or mutual fund provided that substantially all of the assets of such fund consist of the foregoing types of investments, and provided that such fund has assets in excess of $500,000,000 and has obtained from either Standard & Poor’s Ratings Service or Moody’s Investors Services, Inc. the highest rating obtainable for money market funds in the United States or any province thereof, or (f) other short-term liquid investments approved in writing by Required Purchasers.

“Cayman Credit Parties” means, collectively, FF Intelligent Mobility Global Holdings Ltd. and Smart Technology Holdings Ltd.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFPOA” means the Corruption of Foreign Public Officials Act (Canada), as amended.

“Closing” means the Initial Closing or the Subsequent Closing, as applicable.

“Closing Checklist” means Annex C to this Agreement.

“Closing Date” means the Initial Closing Date or the Subsequent Closing Date, as applicable.

“Closing Date Transactions” shall mean the consummation of the transactions contemplated by this Agreement to occur on the Closing and the payment of fees and expenses in connection therewith.

“Collateral” means all property, now existing or hereafter acquired, or pledged to, or purported to be subjected to a Lien in favor of, the Agent, for the benefit of the Secured Parties, pursuant to the Security Documents.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Annex” means Annex B to this Agreement.

“Common Stock Equivalents” means any securities of the Issuer or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Competitor” means any company engaged in the business of designing, manufacturing or producing automobiles or similar vehicles and any company engaged in the business of supplying components for the design, manufacturing or production of automobiles or similar vehicles.

“continuing” means, with respect to any default or event of default, that it has not been remedied, cured or waived.

“Conversion Price” shall have the meaning ascribed to such term in the Notes.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the Notes in accordance with the terms thereof.

“Credit Party” means the Issuer and each Subsidiary Grantor; and “Credit Parties” means all such Persons, collectively.

“Credit Party Intellectual Property” means all Intellectual Property owned by any Credit Party and all Intellectual Property that any Credit Party is licensed or otherwise permitted by other Persons to use that is material to the operation of the business of the Credit Parties.

“Debt” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder and all Capitalized Lease Obligations), all obligations evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(c) all non-contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties);

(d) the attributable principal amount of Capital Leases, Synthetic Leases, Securitization Transaction and Sale Leaseback Transactions;

(e) all Disqualified Stock;

(f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(g) all Guarantees in respect of Debt of another Person; and

(h) Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Debt shall be determined (w) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (x) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), (y) based on the amount of Debt that is the subject of the Guarantees and for which there is recourse to such Person in the case of Guarantees under clause (g) and (z) based on the lesser of the amount of Debt secured by such lien or the fair market value of the assets pledged in the case of Debt under clause (f).

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualified Purchaser” means (a) any Company Competitor, (b) any Affiliate of a Person described in the preceding clause (a) that, in each case, is either reasonably identifiable as such or is identified as such in writing by or on behalf of the Issuer to the Agent from time to time on or after the Closing Date and (c) unless the Issuer consents (x) any Affiliate of the Issuer or (y) any Person that holds more than 5.0% of the Issuer’s Common Stock, except in the case of this clause (y), any Person that is already a Purchaser hereunder, so long such Person otherwise became a Purchase in accordance with the terms of this Agreement. The Issuer shall, upon request of any Purchaser, identify whether any Person identified by such Purchaser as a proposed assignee or Participant is a Disqualified Purchaser.

“Disqualified Stock” means with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event: (a) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable at the option of the holder for Debt or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of a Credit Party); or (c) is mandatorily redeemable or must be purchased for cash or Cash Equivalents upon the occurrence of certain events or otherwise, in whole or in part; in each case prior to the date that is one hundred eighty (180) days after the final scheduled amortization installment payment date for the Notes, in each case, valued at, in the case of redeemable preferred Capital Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends.

“Domestic Subsidiary” means a Subsidiary organized, incorporated or otherwise formed under the laws of the United States or any state thereof, other than any such Subsidiary that has no assets (other than de minimis amounts) other than the Capital Stock or other equity interests of Foreign Subsidiaries that are CFCs.

“Effective Date” means the earliest of the date that (a) the initial Registration Statement has been declared effective by the Commission, (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Issuer to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (c) following the one year anniversary of the Closing Date provided that a holder of the Underlying Shares is not an Affiliate of the Issuer or (d) all of the Underlying Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Issuer Counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Underlying Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“Eligible Assignee” means (a) a Purchaser, (b) an Affiliate of a Purchaser, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Issuer in writing (such approval not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, (x) “Eligible Assignee” shall not (i) include any Credit Party or any Affiliate of a Credit Party or (ii) any Disqualified Purchaser unless an Event of Default pursuant to Section 8.1(a), 8.1(f) or 8.1(g) has occurred and is continuing and (y) no approval of the Issuer shall be required if an Event of Default pursuant to Section 8.1(a), 8.1(f) or 8.1(g) has occurred and is continuing.

“Environmental Laws” means any and all Laws relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which a Credit Party or any Subsidiary maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which a Credit Party or any Subsidiary or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Subsidiary” means any Subsidiary that (a) is a CFC, (b) all or substantially all of the assets of which consist, directly or indirectly, of cash or cash equivalents and/or stock of or indebtedness of one or more Subsidiaries, each of which are CFCs, (c) is a direct or indirect Subsidiary of a CFC or a Subsidiary described in (b), or (d) if such Subsidiary made a guarantee or pledge, such guarantee or pledge would constitute an investment in “United States property” by a CFC within the meaning of Sections 956 and 957 of the Code (or any similar law or regulation in any applicable jurisdiction), or otherwise would result in a material adverse tax consequence to a Credit Party, as reasonably determined by the Issuer (in consultation with, and the written consent of, the Agent).

“Excluded Taxes” means any of the following Taxes: (A) Taxes imposed on or measured by the Agent’s or any Purchaser’s net income, franchise taxes, branch profits taxes and alternative minimum taxes, in each case imposed by the jurisdiction (or any political subdivision thereof) under which the Agent or such Purchaser (i) is organized, has its principal office in or, in the case of any Purchaser, its applicable lending office located in, or (ii) has a present or former connection (other than a connection resulting from entering into any of the Financing Documents, receiving any payment thereunder, or taking any action thereunder) (“Other Connection Taxes”), (B) any United States federal withholding Taxes to the extent imposed on the amounts payable to such Purchaser or the Agent with respect to an applicable interest in a Note pursuant to a law in effect at the time such Purchaser or the Agent becomes a party to this Agreement or changes its lending office, unless in the case of an assignee, the applicable assigning person would have been entitled to receive additional amounts with respect to such Taxes at the time of such assignment or, in the case of a change in lending office, such Purchaser would have been entitled to receive additional amounts with respect to such Taxes immediately before it changed its lending office, (C) any withholding Taxes or deductions imposed under FATCA, or (D) any United States federal withholding Taxes that would not have been imposed but for such Purchaser’s failure to comply with Sections 10.1(d), (e) or (f).

“Exempt Accounts” means, collectively, (a) payroll accounts, (b) tax withholding accounts, (c) employee benefit accounts, (d) escrow, trust and fiduciary accounts, (e) zero balance accounts and (f) any other accounts (including deposit accounts) with a maximum balance of less than $250,000, individually, or $1,000,000 in the aggregate for all such accounts.

“Existing Notes” means the Existing Secured Notes, the Existing Unsecured Notes and the Existing Streeterville Notes.

“Existing Secured Notes” means those certain senior secured convertible notes issued or issuable pursuant to that certain Securities Purchase Agreement, dated as of August 14, 2022, as amended, by and among the Issuer, FF Simplicity Ventures LLC, an affiliate of ATW Partners LLC, and in its capacity as administrative agent and collateral agent, and certain purchasers from time to time party thereto, including FF Simplicity Ventures LLC (the “Secured SPA”).

“Existing Streeterville Notes” means those certain unsecured convertible senior promissory notes issued or issuable pursuant to that certain Securities Purchase Agreement, dated as of August 4, 2023, as amended, by and between the Issuer and Streeterville Capital, LLC (the “Streeterville SPA”).

“Existing Unsecured Notes” means those certain unsecured convertible promissory notes issued or issuable pursuant to that certain Securities Purchase Agreement, dated as of May 8, 2023, as amended, by and among the Issuer, Metaverse Horizon Limited, V W Investment Holding Limited and the other purchasers from time to time party thereto (the “Unsecured SPA”).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Financing Documents” means this Agreement, any Notes, the Security Documents, any subordination or intercreditor agreement (or terms or provisions, as applicable) pursuant to which any Debt and/or any Liens securing such Debt is considered Subordinated Debt or Junior Debt and the Liens securing the Obligations, and all other documents, instruments and agreements contemplated herein or thereby and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Fiscal Quarter” means a fiscal quarter of Parent, ending on March 31, June 30, September 30 or December 31 of each calendar year.

“Fiscal Year” means a fiscal year of Parent, ending on December 31 of each calendar year.

“Flow of Funds” means the flow of funds for any applicable Closing or purchase of Incremental Notes pursuant to the terms hereof and thereof, in a form mutually agreed between the Issuer and the applicable Purchaser(s).

“Foreign Government Benefit Plan” has the meaning set forth in Section 3.14(c).

“Foreign Purchaser” means any Purchaser that is not a “United States person” as defined in Code Section 7701(a)(30).

“Foreign Plan” has the meaning set forth in Section 3.14(c).

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined in RCRA, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) toxic mold and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Incremental Warrants” means, collectively, the warrants to purchase Incremental Notes delivered to the Purchasers at the applicable Closing in accordance with this Agreement, which Incremental Warrants shall be exercisable immediately and have a term of exercise equal to 1 year, in the form of Exhibit D attached hereto or such other form as shall be agreed between the Issuer and such Purchaser.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Credit Parties under any Financing Document.

“Indemnitees” has the meaning set forth in Section 9.2.

“Initial Closing” has the meaning set forth in Section 2.1(b).

“Initial Closing Date” means the date on which the Initial Closing Occurs.

“Initial Notes” means, the Notes issued on the Initial Closing in an amount equal to the Initial Note Commitment Amount.

“Initial Note Commitment Amount” means, as to any Purchaser, the amount set forth opposite such Purchaser’s name on the Commitment Annex under the column “Initial Closing Principal Amount”.

“Issuer” has the meaning set forth in the Preamble to this Agreement.

“Junior Debt” means any unsecured Debt, junior secured Debt or Subordinated Debt of any Credit Party; provided that any such Debt that is junior in term of lien priority (if appliable) shall be subject to a Junior Lien Intercreditor Agreement.

“Junior Lien Intercreditor Agreement” means each intercreditor agreement entered into by the Issuer, the Agent and the holders of the applicable Junior Debt (or an agent or other representative on their behalf), in each case on customary terms and in form and substance reasonably satisfactory to Agent and the Issuer, which in the case of the Junior Lien Intercreditor Agreement for the Existing Notes.”

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Litigation” means any claim, investigation, action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the business, operations, properties or condition (financial or otherwise) of the Credit Parties, (b) the rights and remedies of the Agent or any Purchasers under any Financing Document, or the ability of the Credit Parties, taken as a whole, to perform any of their obligations under any Financing Document to which it is a party, (c) the legality, validity or enforceability of any Financing Document, or (d) the existence, perfection or priority of any security interest granted to the Agent, for the benefit of the Secured Parties, or to any Purchaser in any Financing Document.

“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 3(37) or 4001(a)(3) of ERISA, to which a Credit Party or any member of the Controlled Group may have any liability.

“Notes” has the meaning set forth in the recitals hereto.

“Obligations” means all loans (including the Notes), debts, principal, interest (including any interest that accrues after the commencement of any bankruptcy, insolvency or other enforcement proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such proceeding), premiums (including, without limitation, the Premium Payment Amount), obligations (including indemnification obligations), fees, costs, expenses and other charges (including any costs, fees, expenses or other charges that accrue after the commencement of any bankruptcy, insolvency or other enforcement proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Credit Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Financing Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Credit Party is required to pay or reimburse by the Financing Documents or by law or otherwise in connection with the Financing Documents. Without limiting the generality of the foregoing, the Obligations of the Issuer under the Financing Documents include the obligation to pay (a) the principal of the Notes, (b) interest accrued on the Notes, (c) costs, fees, Premium Payment Amount, premiums, expenses and other charges payable under this Agreement or any of the other Financing Documents, and (d) indemnities and other amounts payable by any Credit Party under any Financing Document. Any reference in this Agreement or in the Financing Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any bankruptcy, insolvency or other enforcement proceeding.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“Ordinary Course of Business” means, in respect of any action or omission taken or not taken by any Person, the ordinary course of such Person’s business, as conducted by such Person in good faith and may include past practice, industry standards or customs, requirements of law or as may otherwise be determined from time to time in good faith by the board of directors (or other governing body) of such Person.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of formation or organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and the documents which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Other Connection Taxes” has the meaning set forth in the definition of Excluded Taxes.

“Other Taxes” has the meaning set forth in Section 10.1(b).

“Paid in Full” or “Payment in Full” means, with respect to any Obligations, (a) the payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and (b) the termination of all obligations of the Purchasers to provide any additional credit or extensions or credit.

“Participant” has the meaning set forth in Section 12.6(b).

“Participant Register” has the meaning set forth in Section 12.6(b).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA to which a Credit Party or any member of the Controlled Group may have a liability.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

“Permits” has the meaning set forth in Section 3.1.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Placement Agents” means Univest Securities LLC.

“Published Rate” shall mean the rate of interest published on any applicable Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one (1) month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the prevailing benchmark Eurodollar rate for a one (1) month period as published in another leading national or international financial or business publication determined by Agent in its reasonable discretion, consistent with market practice).

“Purchased Securities” means the Notes.

“Purchaser” means each of (a) each Person party hereto in its capacity as a purchaser and holder of Notes issued hereunder, (b) each Eligible Assignee that becomes a party hereto pursuant to Section 12.6, and (c) the respective successors and assigns of all of the foregoing, and “Purchasers” means all of the foregoing.

“RCRA” means the Resource Conservation and Recovery Act of 1976.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants or conversion in full of all Notes (including Underlying Shares issuable as payment of interest on the Notes), ignoring any conversion or exercise limits set forth therein.

“Registration Statement” has the meaning set forth in Section 4.12(d).

“Required Purchasers” means, at any time, the Purchasers holding more than fifty percent (50%) of the aggregate principal amount of Notes and Incremental Notes outstanding under this Agreement, which shall, in any event, include at least two Purchasers that are not Affiliates of each other (other than any Purchaser that holds (together with its Affiliates) less than $5,000,000 in aggregate principal amount of Notes and Incremental Notes); provided that if at such time, the Purchasers holding Notes and Incremental Notes have less than $10,000,000 in aggregate principal amount of Notes and Incremental Notes, collectively, then “Required Purchasers” shall mean, at such time, the Purchasers holding more than fifty percent (50%) of the aggregate principal amount of all Notes and Incremental Notes.

“Responsible Officer” means, with respect to the Issuer, any of the President, Chief Executive Officer, Chief Financial Officer, Treasurer or any other officer of the Issuer reasonably acceptable to the Required Purchasers.

“Sale Leaseback Transaction” shall mean, with respect to any Credit Party, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby such Credit Party shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” has the meaning set forth in Section 3.27.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by the Issuer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years (or such shorter period as the Company was required by law or regulation to file such material) preceding the date hereof or the Subsequent Closing Date, as applicable.

“Secured Parties” means the Agent and each Purchaser.

“Securities” means the Notes, the Incremental Notes, the Warrants, the Incremental Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Securitization Transaction” shall mean any financing or factoring or similar transaction (or series of such transactions) entered by any Credit Party or any of its Subsidiaries pursuant to which such Credit Party or such Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate or any other Person.

“Security Agreement” means the Security Agreement dated as of the Closing Date by and among Credit Parties and the Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Security Documents” means any agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of the Agent for its own benefit and the benefit of the Secured Parties, including, without limitation, the Security Agreement, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Subordinated Debt” means any unsecured Debt of any Credit Party which is subordinated to the Obligations as to right and time of payment pursuant to a customary subordination agreement in form and substance reasonably satisfactory to the Agent.

“Subsequent Closing” has the meaning set forth in Section 2.1(b).

“Subsequent Closing Date” means the date on which the Subsequent Closing occurs.

“Subsequent Notes” means, the Notes issued on the Subsequent Closing in an amount equal to the Subsequent Note Commitment Amount.

“Subsequent Note Commitment Amount” means, as to any Purchaser, the amount set forth opposite such Purchaser’s name on the Commitment Annex under the column “Subsequent Closing Principal Amount”.

“Subsidiary” means, with respect to any Person, any other Person of which an aggregate of more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or other applicable governing body) of such other Person is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or a combination thereof, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Capital Stock whether by proxy, agreement, operation of Law or otherwise. Unless the context otherwise requires, each reference to a Subsidiary shall mean a Subsidiary of any Credit Party.

“Subsidiary Grantor” each Grantor (as defined in the Security Agreement) other than the Company.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, which includes, without limitation, rate caps (including out-of-money caps) and collars.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” has the meaning set forth in Section 10.1.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Transfer Agent” means Continental Stock Transfer & Trust Issuer, the current transfer agent of the Issuer and any successor transfer agent of the Issuer.

“Transaction Documents” shall mean this Agreement, the Notes, the Warrants, the Incremental Warrants, the Security Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the Laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Underlying Shares” means the Warrant Shares and shares of Common Stock issued and issuable pursuant to the terms of the Notes and/or the Incremental Notes, including without limitation, shares of Common Stock issued and issuable in lieu of the cash payment of interest on the Notes and/or the Incremental Notes in accordance with the terms of the Notes or the Incremental Notes, as the case may be, in each case without respect to any limitation or restriction on the conversion of the Notes or the Incremental Notes, as applicable, or the exercise of the Warrants.

“U.S.” or “United States” means the United States of America.

“Warrants” means, collectively, (i) the Common Stock purchase warrants delivered to the Purchasers at the Initial Closing and the Subsequent Closing in accordance with this Agreement, which Warrants shall be exercisable immediately and have a term of exercise equal to 5 years, in the form of Exhibit C attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the Capital Stock (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares, to the extent legally required) are directly or indirectly owned and controlled by such Person or one or more Wholly-Owned Subsidiaries